SHARE PURCHASE AND SALE AGREEMENT


         This SHARE PURCHASE AND SALE AGREEMENT effective as of February 24, 2001, is entered into by and among BE Aerospace, Inc., a Delaware corporation (the "Company"), Alson Industries, Inc., a California corporation ("Alson"), and the shareholders of Alson, set forth on Schedule 1 hereto (collectively, the "Shareholders").

                                    RECITALS

         A. The Shareholders are the record and beneficial holders of all the issued and outstanding capital stock (collectively, the "Alson Shares") of Alson.

         B. The Company desires to acquire the Alson Shares from the Shareholders, and the Shareholders desire to transfer the Alson Shares to the Company in exchange for shares of BE Stock (as defined in Section 1).

              NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and agreements of the parties herein contained, the parties hereby agree as follows:



                              Terms and Conditions
                              --------------------

Section 1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

         "Actual Knowledge" means Knowledge without the requirement of reasonable due inquiry.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Agreement" means this SHARE PURCHASE AND SALE AGREEMENT, as the same may be amended from time to time in accordance with the terms hereof.

         "Alson" has the meaning set forth in the preamble to this Agreement.

         "Ancillary Agreements" means the Consulting Agreement and the Shareholders' Ancillary Agreements.

         "Arbiter" has the meaning set forth in Section 2.3(b).

         "BE Closing Price" means the amount that is equal to the arithmetic average of the quoted closing sale prices of a share of BE Stock for the five
(5) NASDAQ National Market trading days ending on the fourth (4th) business day prior to the Closing Date.

         "BE Stock" means common stock of the Company presently trading under the symbol "BEAV" on the NASDAQ National Market.

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         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 3.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preamble to this Agreement.

         "Company Indemnified Parties" has the meaning set forth in Section
11.2.

         "Company's Accounting Firm" means Deloitte & Touche, LLP or any successor organization.

         "Confidential Information" includes all information, in whatever form or medium, concerning the operations or affairs of Alson, but does not include information that (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a direct or consequential result of disclosure by any Shareholder or, before the Closing Date, Alson; or (ii) was lawfully received by a Shareholder from a third party, other than Alson, prior to the Closing Date, free of any obligation of confidence to or through such third party, or (iii) is independently developed by any Shareholder as of the Closing Date without the use of any information from Alson.

         "Consulting Agreement" means a consulting agreement between Alson and Mr. Don Schoellerman substantially in the form attached hereto as Exhibit A.

         "Contracts" means, collectively, all written or oral contracts, agreements, commitments, leases, licenses, instruments, bids and proposals to which Alson is a party as of the Closing Date, including, without limitation, those listed on Schedule 4.11, all unfilled orders outstanding as of the Closing Date for the purchase of goods or services by Alson and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by Alson.

         "Custody Agreement" has the meaning set forth in Section 8.5(a).

         "Disclosure Schedules" has the meaning set forth in Section 4.

         "DTC" means the Depository Trust Company.

         "Effective Date" has the meaning set forth in Section 3.1.

         "Employee Benefit Plan" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is intended by the context in which the term is used.

         "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

         "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

         "Environment" means soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air

(including indoor air), plant and animal life and any other environmental medium or natural resource.

         "Environmental Liabilities and Costs" and similar phrases mean all Losses incurred: (i) to comply with any Environmental Law; (ii) as a result of a Release of any Hazardous Materials; or, (iii) as a result of any condition of the Environment present at, created by or arising out of the past or present operations of Shareholders or Alson through the Closing Date or of any prior owner or operator of a facility or site at which Alson now operates or has previously operated.

         "Environmental Permits" means any Permit or authorization from any Governmental Entity required under, issued pursuant to, or authorized by any Environmental Law.

         "Environmental Law" means any Law with respect to the preservation of the environment or the promotion of worker health and safety, including but not limited to any Law whatsoever relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air quality, air emissions, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign Law, each as amended: (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; (b) the Solid Waste Disposal Act; (c) the Hazardous Materials Transportation Act; (d) the Toxic Substances Control Act; (e) the Clean Water Act; (f) the Clean Air Act;
(g) the Safe Drinking Water Act; (h) the National Environmental Policy Act of 1969; (i) the Superfund Amendments and Reauthorization Act of 1986; (j) Title III of the Superfund Amendments and Reauthorization Act; (k) the Federal Insecticide, Fungicide and Rodenticide Act; (l) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Materials and similar substances; and (m) the California Environmental Quality Act.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow" has the meaning set forth in Section 2.4.

         "Escrow Agent" has the meaning set forth in Section 2.4.

         "Escrow Agreement" has the meaning set forth in Section 2.4.

         "Escrowed Shares" has the meaning set forth in Section 2.4.

         "GAAP" means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

         "Governmental Entity" or "Governmental Entities" mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "Government Subcontract" means any Contract that is a subcontract between Alson and any third party relating to a contract between such third party and any Governmental Entity.

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

         "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous, toxic or controlled under any Environmental Law or the Release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include, without limitation, (a) "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, or Title III of the Superfund Amendments and Reauthorization Act and regulations promulgated thereunder, each as amended, (b) "hazardous waste" as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended, (c) "hazardous materials" as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (d) "chemical substance or mixture" as defined in the Toxic Substances Control Act and regulation promulgated thereunder, each as amended, (e) petroleum and petroleum products and byproducts and (f) asbestos.

         "Indemnitee" has the meaning set forth in Section 11.5.

         "Indemnitor" has the meaning set forth in Section 11.5.

         "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including without limitation patents, patent disclosures, copyrights, Trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to any of the foregoing (i) subsisting in, covering, relying on, directly applicable to or existing in the Products or the Technology, (ii) that are owned, licensed or controlled in whole or in part by Alson or any Subsidiary of Alson and relate to the business of Alson or any Subsidiary of Alson, or (iii) that are used in or necessary to the development, manufacture, sale, marketing or testing of, the Products collectively, and all registrations, applications, re-issuances, continuations, continuations-in-part, revisions, extensions, re-examinations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, other documentation, trade secrets, all confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and all other intellectual property rights (in whatever form or medium).

         "Interim Financial Statements" has the meaning set forth in Section
4.5.

         "IRS" means the Internal Revenue Service of the United States Department of the Treasury.

         "Knowledge" of Alson and/or the Shareholders means actual knowledge of the Management Group after reasonable due inquiry with respect to the matter represented.

         "Law" means any constitutional provision, statute, law, rule, regulation, Permit, decree, injunction, judgment, order, ruling, determination, finding or writ of any Governmental Entity.

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

         "Liability" or "Liabilities" mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated), including without limitation any liability for Taxes.

         "Lien" or "Liens" mean any mortgage, pledge, security interest, charge, claim or other encumbrance, other than (a) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings,
(b) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (c) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under Law; (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens that are not material, (e) as to real property, recorded easements, rights of way, restrictions, encroachments, and also any minor title defects that do not, singly or in the aggregate, interfere with the use of such property, (f) restrictions on transfer of securities imposed by Law, and (g) liens securing rental payments under capital lease arrangements. Nothing herein limits the Shareholders' obligations to discharge and release all Liens for Taxes and all Taxes to the extent described elsewhere in this Agreement.

         "Losses" has the meaning set forth in Section 11.2.

         "Management Group" means Mr. Don Schoellerman, Mr. Jack Schoellerman, Mr. Al Schoellerman, and Mr. Ted Valmassei.

         "Material Adverse Effect" means any adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of Alson which, when considered singly or in the aggregate together with all other such effects constitutes a material adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of Alson taken as a whole.

         "Multi-employer Plan" has the meaning set forth in Section 3(37) of ERISA.

         "Net Cash" means net cash on the Alson balance sheet as of the close of business on the day prior to the Closing Date plus deposits in transit, less checks, drafts or notes made payable by Alson not cleared, in transit or not paid as of the day prior to the Closing Date.

         "Net Consideration" means (I) Reference Price, plus (II) Net Cash, less
(III) Net Debt, and less (IV) Taxes of Alson accrued prior to the Closing Date that are neither (A) previously paid or provided for by Shareholders from sources outside the Alson bank accounts or cash equivalents nor (B) the Tax described in Section 6.3(f)(i).

         "Net Debt" means: (a) any debt owed by Alson for money borrowed, including all capitalized leases, loans from Shareholders, bank lines of credit, equipment installment notes or other bank notes payable, prior to the Closing Date; plus (b) an amount equal to the discounted net present value of all operating leases (excluding real estate leases) calculated on a monthly basis using a monthly discount rate of 0.875% per month; plus (c) any accounts payable that, prior to the Effective Date, are unpaid more than 30 days past their due dates.

         "Net Proceeds" has the meaning given in Section 2.5.

         "Non-Compete and Non-Solicitation Agreement" shall mean, as to each shareholder set forth on Schedule 2.1 hereof, a Non-Compete and Non-Solicitation Agreement among the Company, Alson and such Shareholder in substantially the form of Exhibit B attached hereto.

         "Offering Termination Date" shall have the meaning given in Section 8.5(c)(i).

         "Ordinary Course of Business" means the ordinary course of business of Alson consistent with past custom and practice (including with respect to quantity and frequency).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permit" or "Permits" mean any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, issued by any Governmental Entity.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

         "Product" or "Products" mean all past and current products and services of Alson and, to the extent that they are currently being developed by Alson,
(i) any subsequent versions of such products or services, (ii) any products or services which are designed to supersede, replace or function as a component of such products or services, (iii) any upgrades, enhancements, improvements and modifications to the foregoing, and (iv) any data or information associated with the foregoing that is either provided to the Customer, or required by the Customer to be delivered.

         "Product Recall" means a request in writing from Alson to any person for the return of any Products for reasons of health, safety or compliance with any Law.

         "Prohibited Transactions" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

         "Public Offering" has the meaning given in Section 8.5.

         "Reference Price" means the amount of Seventeen Million One Hundred Sixty-Six Thousand Six Hundred Sixty Seven dollars ($17,166,667).

         "Registrable Securities" has the meaning set forth in Section 8.5(a).

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the Environment.

         "Reportable Event" has the meaning set forth in Section 4043 of ERISA.

         "Safety Liabilities and Costs" and similar phrases mean all Losses incurred to comply with any Safety Law or as a result of any health or safety conditions present at, created by or arising out of the past or present operations of Alson through the Closing Date

         "Safety Laws" means any Law or legal requirement relating to health or safety, including the Occupational Safety and Health Act, as amended, as now or hereinafter in effect relating to (a) exposure of employees to any Hazardous Materials or (b) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to equipment or manufacturing processes, or the management, Release, cleanup or removal of any Hazardous Materials.

         "Schedule" means, unless the context otherwise requires, the referenced
Schedule included in the Disclosure Schedules.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Shareholders" has the meaning set forth in the Preamble to this Agreement.

         "Shareholder" means each person set forth on Schedule 1 to this Agreement.

         "Shareholder Indemnified Parties" has the meaning set forth in Section 11.3.

         "Shareholders' Ancillary Agreements" shall mean, as to each Shareholder set forth on Schedule 1 hereof, a Non-Compete and Non-Solicitation Agreement among the Company, Alson and such Shareholder in substantially the form of Exhibit B attached hereto.

         "Shareholders' Representative" means Jack Schoellerman, or in the event Jack Schoellerman is unable to continue, the Shareholder's Representative shall be, in the event of the death of Jack Schoellerman while he is the Shareholder's Representative, the personal representative of Jack Schoellerman, and during his life, Jack Schoellerman may elect to name in writing a successor specifically as Shareholder's Representative, which this definition also shall include.

         "Subsidiary" means with respect to any Person, (i) any entity (including any partnership) a majority of whose outstanding voting securities (however designated, including all equivalent or similar interests) are owned or controlled, directly or indirectly, by such Person or by one or more of such person's Subsidiaries, or collectively by such Person and one or more of its Subsidiaries.

         "Tax" or "Taxes" mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions, assessments or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local, or foreign taxing authority, including, without limitation, income, gross receipts, license, lease, service, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or of any other kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" or "Tax Returns" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Technology" means all inventions, copyrightable works, discoveries, innovations, know-how, ideas, research and development, formulae, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier information, pricing and cost information, business and marketing plans, proposals, documentation, manuals, software, firmware, hardware, integrated circuits and integrated circuit masks, electronic, electrical or mechanical equipment, machinery and tools, and all other forms and embodiments of technology of all kinds whatsoever, including without limitation improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

         "Trademarks" means any trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

         "Warranties" shall mean all Product return policies, service, repair, replacement and other obligations based upon or arising out of express warranties made in connection with the sale of goods or the performance of services by Alson.

         "Year-End Financial Statements" has the meaning set forth in Section
4.5.

Section 2. EXCHANGE OF SHARES.

         2.1 Sale and Transfer of Alson Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Shareholders shall transfer and convey to the Company, and the Company shall acquire, all right, title and interest in and to the Alson Shares, free and clear of all Liens, claims, encumbrances, pledges, options, security interests and any other adverse claims or interests. At the Closing, each Shareholder shall deliver to the Company all certificates evidencing the Alson Shares owned by him, her or it, properly endorsed for transfer or accompanied by properly executed stock powers.

         2.2 Consideration from Company for the Alson Shares. On the terms and subject to the conditions set forth in this Agreement, the Company covenants and agrees that in exchange for the transfer of the Alson Shares to Company by the Shareholders, the Company shall: (i) deliver to a DTC account of each of the Shareholders (or their designee or custodian), at Closing, in proportion to the ownership of the capital stock of Alson as set forth on Schedule 1, an aggregate number of shares of BE Stock valued at the BE Closing Price equal to Fourteen Million Five Hundred Ninety Thousand Dollars ($14,590,000) plus an amount in cash of Ten Thousand Dollars ($10,000); and (ii) deliver to the Escrow Agent at Closing an aggregate number of shares of BE Stock valued at the BE Closing Price equal to the Reference Price multiplied by One Hundred and Twenty percent (120%) minus Fourteen Million Six Hundred Thousand Dollars ($14,600,000). The Escrow Agent, pursuant to the Escrow Agreement, will be instructed to release the Escrowed Shares or proceeds from the sale thereof as follows:

              (a) Within thirty (30) days after the Closing Date, and after the Company and any Arbiter, if applicable, renders its confirmation of the Net Consideration pursuant to Section 2.3(a) and Section 2.3(b), Escrowed Shares valued at the BE Closing Price, or proceeds therefrom, shall be released from Escrow, subject to the terms of the Escrow Agreement, (i) to the Shareholders, in proportion to the ownership of capital stock of Alson as set forth on
Schedule 1, such that the total amount, if any, that shall be distributed to the Shareholders is equal to any positive result of (A) Ninety percent (90%) of Net Consideration minus (B) Fourteen Million Six Hundred Thousand Dollars ($14,600,000), and (ii) to the Company, such that the total amount, if any, that shall be distributed to the Company is equal to the total value of the Escrowed Shares (based on the BE Closing Price) minus (A) the total amount distributed to the Shareholders pursuant to Section 2.2(a)(i) above, and minus (B) ten percent (10%) of Net Consideration. The remaining 10% of Net Consideration shall thereafter remain in the Escrow until distributed as provided below;

              (b) (i) If Ninety percent (90%) of the Net Consideration is less than Fourteen Million Six Hundred Thousand Dollars ($14,600,000), then the Shareholders shall, within three business days after the Company and any Arbiter, if applicable, renders its confirmation of the Net Consideration, remit to the Escrow any positive result of Fourteen Million Six Hundred Thousand Dollars ($14,600,000), minus Ninety percent (90%) of the Net Consideration (the "Net Consideration Pay Back"); and

                   (ii) If the Net Proceeds exceed the Net Consideration, then the Shareholders shall remit or cause to be remitted to the Company the excess as provided in Section 2.5;

              (c) Subject to adjustments described in Sections 2.3 and 11.2, Escrowed Shares valued at the BE Closing Price, or proceeds from the sale thereof, in an amount equal to five (5%) percent of the Net Consideration will be distributed from Escrow, subject to the Escrow Agreement, to the Shareholders fifteen (15) days after receipt from the Company's Accounting Firm of the audit for the Company's fiscal year ending February 2002, but in no case later than June 1, 2002; and

              (d) Subject to adjustments described in Sections 2.3 and 11.2, and after payment of all Escrow Account fees then due, the balance of the Escrowed Shares, or proceeds from the sale thereof, will be disbursed from Escrow, subject to the Escrow Agreement, to Shareholders within fifteen (15) days after the receipt from the Company's Accounting Firm of the audit for the Company's fiscal year ending February 2003, but in no case later than June 1, 2003.

         2.3 Adjustments of Reference Price.

              (a) Within thirty (30) days after the Closing Date, and after the Company renders its confirmation of the Net Consideration, the Company will deliver to Shareholders'


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

Representative, the calculation with respect to the Net Cash and Net Debt, along with any associated work papers (the "Closing Date Net Consideration Calculation").

              (b) Within fifteen (15) days after the delivery of the Closing Date Net Consideration Calculation, the Shareholders' Representative will deliver written notice to the Company of any objections thereto, and will attempt in good faith to reach an agreement with the Company as to any matters in dispute. If Shareholders' Representative does not give such notice within such fifteen (15) days, then Shareholders shall be deemed to have waived the right to dispute the Closing Date Net Consideration Calculation. If Shareholders' Representative gives such notice within such fifteen (15) days, and if the Company and the Shareholders' Representative, notwithstanding such good faith effort at resolution, fail to resolve all matters in dispute within fifteen (15) days after Company's receipt of Shareholders' objections, then any remaining disputed matters will be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter") selected by the Company and the Shareholders' Representative, which firm will not be the regular auditing firm of the Company, Alson, Shareholders, or any Affiliate thereof. Promptly, but not later than forty-five (45) days after acceptance of its appointment, the Arbiter will determine (based solely on presentations by the Shareholders' Representative and the Company and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the Net Consideration under Section 2.2(a), which report will be conclusive and final as to the Net Consideration for purposes of Section 2.2(a), but shall not detract from the parties' remedies under Section 11. In resolving the dispute the Arbiter shall be limited to choosing the final proposal of either the Company or Shareholders' Representative. The fees and expenses of the Arbiter will be paid by the non-prevailing party with respect to the determination of the Arbiter as set forth in the Arbiter's report. The Arbiter's final report shall be submitted to the Escrow Agent within ten (10) days after it has been delivered to Shareholders' Representative and the Company.

              (c) For purposes of complying with the terms set forth in Section 2.3(b), each party will cooperate with and make available to the other party and its auditors and representatives all information, records, data and auditors' working papers, as may be reasonably required in connection with the preparation and analysis of the Closing Date Net Consideration Calculation.

              (d) In addition to all other rights and remedies under Section 11 of this Agreement, the Company shall have recourse, subject to the Escrow Agreement, to withhold and set off any unpaid portions of the Escrowed Shares or proceeds from the sale thereof held in Escrow, in partial satisfaction of Shareholders' obligations to the Company Indemnified Parties under Section 11 on a dollar-for-dollar basis. No failure to withhold by Escrow Agent or the Company any amount held in Escrow from Shareholders shall constitute a waiver or release of any kind whatsoever.

         2.4 Escrow. At the Closing, the Company shall cause to be deposited, cash and shares of BE Stock valued at the BE Closing Price in an aggregate amount equal to One Hundred and Twenty (120%) percent multiplied by the Reference Price, less Fourteen Million Six Hundred Thousand Dollars ($14,600,000) ("the Escrowed Shares"), into an escrow account ("Escrow") to be established with an escrow agent (the "Escrow Agent") selected by the

Company, reasonably acceptable to the Shareholders, pursuant to an escrow agreement, dated the Effective Date, substantially in the form of Exhibit C-1 (the "Escrow Agreement"). The Escrow Agent will hold the cash and Escrowed Shares as provided by the Escrow Agreement as security for the obligations of the Shareholders under Sections 2.2 and 11.2 hereof. The Escrow Agreement shall provide for the distribution of the cash and Escrowed Shares (or proceeds from the sale thereof) from the Escrow pursuant to Sections 2.2(a), (b), (c) and (d), subject to claims of the Company under Section 11.2. Following the initial distribution from Escrow of cash and Escrowed Shares, or proceeds from the sale thereof, pursuant to Section 2.2(a), the Escrow Agent shall hold the remaining Escrowed Shares, or proceeds therefrom, equal to ten (10%) of the Net Consideration, subject to further distribution in accordance with Sections 2.2(b), (c) and (d). All interest, dividends or other amounts earned with respect to the proceeds from the Escrowed Shares (excluding the Escrowed Shares that are to be distributed to the Company under Section 2.2(a)(ii)) shall accrue to the benefit of the Shareholders. The Shareholder Representative shall have the right to direct the Escrow Agent with respect to the investment of all cash proceeds in the Escrow as and to the extent permitted in the Escrow Agreement. Any fees from and after the Effective Date for maintaining the Escrow shall be paid from earnings on all amounts in the Escrow, and if either is not practical or if necessary, paid directly by the Shareholders. After payment or provision for all Escrow expenses, the investment earnings may be, from time to time, withdrawn from the Escrow by the Shareholder's Representative for the benefit of the Shareholders. The Shareholder's Representative shall give prompt notice to the Company of its intent to make any withdrawal from the Escrow Account and the Company agrees that it shall issue any joint instruction that may be necessary to authorize the Escrow Agent to release such amounts to the Shareholders. No Escrowed Shares, or proceeds from the sale thereof, shall be distributed to Shareholders' Representative or any Shareholder except pursuant to the Escrow Agreement in compliance with the terms and conditions of this Agreement. With respect to any Escrowed Shares released from the Escrow to either the Shareholders, Shareholders' Representative or the Company, such shares shall be valued at the BE Closing Price without reference to the stock's then actual market price. The Shareholders shall be responsible for, and without using any assets in the Escrow (other than interest, dividends and other earnings) shall pay when due, any and all Taxes imposed upon or arising from the Escrowed Shares. The Shareholders and Company agree that all Escrowed Shares shall be sold by the Escrow Agent at the earliest opportunity and the proceeds from the sale thereof shall be substituted in place of the Escrowed Shares. Accordingly, the Shareholders hereby irrevocably authorize and direct the Escrow Agent and any agents or representatives of the Company to take any and all actions necessary or appropriate, in such Person's sole and absolute discretion, to effect sales of Escrowed Shares on such terms and conditions (and only on such terms and conditions), and at such times and utilizing such underwriters and brokers, as shall be directed and approved by the Company in a written notice (a "Sale Notice") to be delivered to the Escrow Agent.

         2.5 Guaranteed Proceeds; Mandatory and Optional Cash Payments.

              (a) In the event that the aggregate Net Proceeds (as defined below) received by the Shareholders or the Escrow Agent from sales in the Public Offering of the BE Stock divided by the number of shares of BE Stock sold are less than the BE Closing Price, then, within five (5) days after the earlier of the closing of the Public Offering or the Offering Termination Date, the Company shall pay to the Shareholders (or their designee or custodian), or, in regard to Escrowed Shares, to the Escrow Agent, an aggregate amount equal to the Net Consideration minus the sum of the Net Proceeds received on account of the sales of BE Stock by the Shareholders or the Escrow Agent, allocated according to actual amounts of the deficiency for each. In the event that the aggregate Net Proceeds received by the Shareholders and the Escrow Agent from the sale of BE Stock exceeds the Net Consideration, the Company shall have no obligation to make any payment pursuant to this Section 2.5 and the Shareholders and the Escrow Agent shall remit or cause to be remitted to the Company such excess amount within the five-day period described above in this Section 2.5(a). As used herein, "Net Proceeds" means (x) in the case of an underwritten sale of BE Stock, the gross proceeds received by the Shareholders and the Escrow Agent in such sale, net of underwriter's discounts, commissions and other expenses paid by the Shareholders (whether incurred by the Shareholders, the Company, the underwriters or any advisors) in connection with such sale and (y) in the case of any other sale of such shares, the gross proceeds received by the Shareholders and the Escrow Agent, net of selling commissions paid in connection with such sale and all other expenses paid by the Shareholders (whether incurred by the Shareholders, the Company, placement agents or any broker dealers, in connection with such sale).

              (b) Optional Cash Payment. As to all of the BE Stock received by the Shareholders or held in Escrow not theretofore sold in the Public Offering, the Company shall have the right at any time to terminate or withdraw any registration initiated by it and to elect, at its sole option by giving written notice to the Shareholders and the Escrow Agent, to repurchase all unsold shares of BE Stock held by any Shareholder or the Escrow Agent. The Company shall pay to each Shareholder and the Escrow Agent in cash an amount per each share of unsold BE Stock held by the Shareholders and the Escrow Agent, respectively, equal to the BE Closing Price, and in exchange for such payment, the Shareholders and the Escrow Agent shall transfer to the Company all right and interest in and to the shares of BE Stock so repurchased.

              (c) Mandatory Cash Payment. If all shares of BE Stock held by the Shareholders and the Escrow Agent are not sold within 180 days of the Closing Date or repurchased by the Company pursuant to Section 2.5(b), then on the 180th day after the Closing Date, the Company shall purchase all the shares of BE Stock then held by each Shareholder and the Escrow Agent for an amount per share equal to the BE Closing Price. In exchange for such payment, the Shareholders and the Escrow Agent shall transfer to the Company all right and interest in and to the shares of BE Stock so repurchased.

              (d) Payment of Interest. If the BE Stock received by the Shareholders or held in Escrow is not sold or repurchased by the Company pursuant to Section 2.5(b) on or prior to the 91st day after the Closing Date, then the Company shall pay the Shareholders and the Escrow Agent, monthly, in cash, the first payment due on the 91st day following the Closing Date, an amount equal to the amount of interest on the Net Consideration that would accrue at a rate of 10% per annum if the Shareholders and the Escrow Agent had made a loan to the Company, on the Closing Date, in the aggregate amount of the Net Consideration. Such interest shall continue to accrue until the earlier of the date all shares of BE Stock held by the Shareholders and the Escrow Agent are sold to the public or are repurchased by the Company pursuant to Sections 2.5(b) or (c).

Section 3. CLOSING AND CLOSING DATE.

         3.1 Closing. Subject to the provisions of Section 10, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Yocca Patch & Yocca, LLP, 19900 MacArthur Boulevard, Suite 650, Irvine, California, on February 28, 2001, or at such other place or on such other date as the Company and the Shareholders may mutually agree, until fully concluded. Notwithstanding the foregoing, the parties agree that the Company intends, for financial reporting purposes, to treat the Closing as if it had occurred on February 24, 2001 (the "Effective Date").

         3.2 Closing Date. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Except as provided in
Section 3.1 for financial reporting purposes, the Closing will be deemed for all other purposes under this Agreement to have occurred as of 12:01 A.M., California time, on the Closing Date.

         3.3 Deliveries at the Closing. At the Closing, (a) the Shareholders will deliver to the Company the various certificates, instruments, documents and agreements referred to in Section 10.1, and (b) the Company will deliver to the Shareholders the various certificates, instruments, documents and agreements referred to in Section 10.2.

         3.4 Bank Signature Cards. At closing, Alson and the Shareholders, as applicable, will deliver to the Company signature cards for all Alson Bank Accounts.

Section 4. REPRESENTATIONS AND WARRANTIES OF ALSON AND SHAREHOLDERS. Each representation and warranty contained in this Section 4 is qualified by the disclosures made in the disclosure schedule attached hereto as Schedule 4 (the "Disclosure Schedule"). Each part of the Disclosure Schedule is numbered to correspond to the subsections of this Section 4. The Shareholders, severally and jointly, and Alson represent and warrant to the Company that the statements contained in this Section 4 are correct and complete (except to the extent that the aggregate of all Losses that could arise from the inaccuracy or incompleteness of any statements, individually or in the aggregate, contained in this Section 4 do not exceed One Hundred Thousand Dollars ($100,000)) as of the date of this Agreement and will be correct and complete (except to the extent that the aggregate of all Losses that could arise from the inaccuracy or incompleteness of any statements, individually or in the aggregate, contained in this Section 4 do not exceed One Hundred Thousand Dollars ($100,000)) as of the Closing Date.

         4.1 Organization. Alson is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to carry on the business in which it is presently engaged, and to own and use the properties owned and used by it and to consummate the transactions contemplated hereby. Alson is duly qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to be so qualified would not have a Material Adverse Effect. All trusts and other organizations or entities that are Shareholders are duly organized, validly existing and in good standing in the state where organized.

         4.2 Authorization of Transaction. Each of the Shareholders has the capacity and full power and authority (including full trustee power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, and the other agreements required to be executed and delivered by Alson or the Shareholders pursuant hereto, have been or at the Closing Date shall have been duly executed and delivered by Alson or the Shareholders, as the case may be, and constitute, or at the time of delivery shall constitute the valid and legally binding obligation of Alson or the Shareholders, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other similar laws relating to creditors' rights. All trusts or similar proceedings needed for each of the Shareholders to authorize this Agreement and the transactions contemplated hereby have been duly and validly taken.

         4.3 Noncontravention; Consents.

              (a) Neither the execution and delivery of this Agreement, nor the consummation by Alson and the Shareholders of the transactions contemplated hereby, will violate any Law to which Alson or the Shareholders are subject or any provision of the articles of incorporation or bylaws of Alson. Except as set forth on Schedule 4.3(a), neither the execution and delivery of this Agreement by the Shareholders, nor the consummation by Alson or the Shareholders of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create a default under or result in the creation or imposition of any Lien upon any property of Alson pursuant to any agreement or commitment to which Alson or any of the Shareholders is a party or by which Alson, the Shareholders or any of their respective properties (including Alson Shares) is bound or to which Alson, the Shareholders or any of such properties is subject.

              (b) Except as set forth on Schedule 4.3(b), Alson and the Shareholders have given all required notices and obtained all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are required in order to enable the Shareholders to perform their obligations under this Agreement, including all consents and approvals required to permit the Shareholders to transfer all of the Alson Shares to the Company. No Contract relating to Alson has been amended to increase the amount payable thereunder or otherwise modify the terms thereof in order to obtain any such consent, approval or authorization.

         4.4 Capitalization. Schedule 4.4 sets forth for Alson (i) the number of shares of authorized capital stock of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock,
(iii) the names of its directors and elected officers, and (iv) the owners of its capital stock. The Shareholders have delivered to the Company correct and complete copies of the articles of incorporation and bylaws of Alson as amended to date. All of the issued and outstanding shares of capital stock of Alson have been duly authorized and are validly issued, fully paid and nonassessable. As of immediately prior to the Closing the Shareholders hold of record and own beneficially, and upon the Closing the Shareholders shall transfer, assign and convey to Company, all right, title and interest in and to all of the outstanding shares of stock of Alson, free and clear of any restrictions on transfer (other than restrictions under the Securities Act, and applicable state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, claims or demands. Except as set forth on Schedule 4.4, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Shareholders or Alson to sell, transfer or otherwise dispose of any capital stock of Alson or that could require Alson to issue, sell or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Alson. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of Alson. Alson is not in default under or in violation of any provision of its articles of incorporation or bylaws. Except as set forth on Schedule 4.4, Alson neither controls directly or indirectly, nor has any direct or indirect equity participation in, any Person.

         4.5 Financial Statements. Set forth in Schedule 4.5(a-1) are correct and complete copies of the unaudited balance sheets of Alson as of December 31, 1998, December 31, 1999 and December 31, 2000 and the related statements of income and cash flow for the years then ended (the "Year-End Financial Statements"). The Year-End Financial Statements were prepared consistent with past accounting practices and present fairly the financial condition and the results of operations of Alson on a consolidated basis as of the dates and for the periods indicated therein in accordance with GAAP (except as set forth in Schedule 4.5(a-2)). Set forth in Schedule 4.5(a-3) are correct and complete copies of the unaudited balance sheet of Alson as of January 31, 2001 and the related statements of income and cash flow for the one month then ended (the "Interim Financial Statements"). The Interim Financial Statements were prepared consistent with past accounting practices and present fairly the financial condition and the results of operations of Alson on a consolidated basis as of the date and for the period indicated in accordance with GAAP (except as set forth in Schedule 4.5(a-2)), except for normal year-end adjustments.

         4.6 Undisclosed Liabilities. Alson has no Liabilities that exceed, individually or in the aggregate, One Hundred Thousand Dollars ($100,000), except for liabilities and obligations (i) reflected or reserved for on the Interim Financial Statements, (ii) that have arisen since the date of the Interim Financial Statements in the ordinary course of the operation of Alson (none of which results from, arises out of, relates to, any breach of contract, breach of warranty, tort, infringement or violation of Law) or (iii) as set forth on Schedule 4.6.

         4.7 Customers and Suppliers. Except as set forth in Schedule 4.7(a-1), since December 31, 2000, no event or condition has arisen that would reasonably be expected to result in any of the major customers or sole-source or key suppliers of Alson to cease doing business with Alson or to curtail its business with Alson in any material respect. Alson and Shareholders have received no notice from any major customers or major suppliers that the transactions contemplated by this Agreement will result in a material change in the manner of conducting business with Alson. Listed in Schedule 4.7(a-2) are the names and addresses of Alson's customers for 1999 and for 2000. Listed in Schedule 4.7(a-3) are the names and addresses of all major suppliers and all sole source suppliers to Alson for 1999 and for 2000, and the amount for which each supplier invoiced Alson during such period(s).

         4.8 Events Subsequent to Most Recent Fiscal Year End. Since December 31, 2000, there has not been any material adverse change in the business, financial condition, operations, results of operations or future prospects of Alson except as disclosed on Schedule 4.8.

         4.9 Accounts Receivable. The accounts receivable reflected on the Interim Financial Statements, including any associated reserves, are bona fide receivables, accounted for on a basis consistent with that used in the preparation of the Interim Financial Statements, representing amounts due with respect to actual transactions in the ordinary course of the operation of Alson.

         4.10 Tax Matters.

              (a) Except as set forth in Schedule 4.10, (i) all Tax Returns that are required to be filed by or with respect to Alson, have been duly filed, and Alson is not the beneficiary of any extension of time within which to file any Tax Return, (ii) the Shareholders have delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Alson for the last three taxable years, (iii) such Tax Returns are true, complete and correct in all material respects, (iv) all Taxes due and payable by Alson have been paid in full, (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Alson, (vi) there is no claim or assessment threatened by any taxing authority against Alson, (vii) Alson has withheld and timely paid to the appropriate taxing authority the required amounts in compliance with all Tax withholding provisions of applicable Laws, (viii) no written claim has ever been made by an authority in a jurisdiction where Alson does not file Tax Returns that Alson may be subject to taxation by that jurisdiction, and (ix) there are no Liens (other than Liens attributable to Taxes not yet due and payable) on any of the assets of Alson that arose in connection with any failure (or alleged failure) to pay any Tax.

              (b) No Shareholder, director or officer (or employee responsible for Tax matters) of Alson expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of Alson either (i) claimed or raised by any authority in writing or
(ii) as to which any of Alson or the Shareholders have Knowledge based upon contact with any such authority. No federal, state, local, and foreign income Tax Returns filed with respect to Alson have been audited. Except as set forth in Schedule 4.10, no federal, state, local or foreign income Tax Returns are currently the subject of audit.

              (c) Alson does not have any Liability for the Taxes of any Person other than Alson under Treasury Regulation ss. 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

              (d) Alson has not filed a consent under Code ss. 341(f) concerning collapsible corporations. Alson has not to its Knowledge made any payments that were treated as deductible that should be nondeductible under Code ss. 162 or Code ss. 404. Alson has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss. 280G. Alson has not been a United States real property holding corporation within the meaning of Code ss. 897(c)(2) during the applicable period specified in Code ss. 897(c)(1)(A)(ii). Alson has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of the Code ss. 6662.

              (e) No Alson asset is property which Alson is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section

168(f)(8) of the Code. None of the Alson assets is "Tax-exempt use property" within the meaning of Section 168(h) of the Code. Alson has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Alson has not participated in (and will not participate in) an international boycott within the meaning of
Section 999 of the Code. Alson is not a person other than a United States person within the meaning of the Code. The payments contemplated in Section 2, other than as to investment earnings, are not subject to the Tax withholding provisions of Code Section 3406, or of subchapter A of Chapter 3, of the Code or of any other provision of Law. Alson does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. Alson is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

              (f) Except as disclosed on Schedule 4.10(f), Alson has duly and timely paid all Taxes relating to the business of Alson (whether or not shown on any Tax Return) due to any Governmental Entity prior to the Closing, and all such Taxes have been taken into account, as applicable, in determining Net Taxes or Net Consideration calculation.

              (g) At all times since January 1, 1987, Alson has had in effect a valid election under Section 1362(a) of the Code to be taxed as an S corporation for federal income tax purposes (an "S Election") and, except as set forth in
Schedule 4.10(g), (i) a comparable election in each state in which it conducts business or is subject to Tax, and (ii) a comparable election in each locality in which it both conducts business and is subject to a local Tax. Alson has not received written notice of and is not aware of any proposal from the IRS or any Tax authority to disallow such S Election or such comparable election for any taxable year.

         4.11 Contracts.

              (a) Schedule 4.11 contains a list of all material Contracts, including a description of the terms of any material Contracts not in writing. Without limiting the foregoing, all Contracts involving consideration in excess of $100,000 shall be deemed material.

              (b) The Shareholders have made available to the Company correct and complete copies of all items, as amended, listed on Schedule 4.11 that are in writing, and the descriptions contained on Schedule 4.11 of all items listed therein that are not in writing are complete and correct in all respects. Each Contract listed on Schedule 4.11 is a valid, binding and enforceable obligation of Alson and the other party or parties thereto and is in full force and effect. Except as set forth on Schedule 4.11, (i) neither Alson nor, to Alson's Knowledge, any other party thereto, is in material breach of any term of any Contract listed on Schedule 4.11 or has repudiated any term of any Contract listed on Schedule 4.11, (ii) no event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a material default under any Contract listed on Schedule 4.11 by Alson, or, to Alson's Knowledge, any other party thereto, (iii) Alson has neither waived nor released any of its material rights under any Contract listed on Schedule 4.11, and (iv) neither Alson, nor the Shareholders, have received any communication questioning the validity or enforceability of any Contract listed on Schedule 4.11. The execution, delivery and consummation of the transactions contemplated by this Agreement shall not constitute a breach or default under, or give rise to a right of termination under or otherwise adversely affect any provision of any of the Contracts listed on Schedule 4.11.

         4.12 Real Property.

              (a) Schedule 4.12(a-1) lists all lease and sublease agreements relating to real property leased or subleased by Alson. Except as set forth on
Schedule 4.12(a-2), with respect to each such lease and sublease:

                   (i) such lease or sublease constitutes the entire agreement to which Alson is a party with respect to the real property leased thereunder;

                   (ii) Alson has not assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                   (iii) all facilities leased or subleased thereunder have received all material approvals of Governmental Entities (including all material Permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all applicable Laws; and

                   (iv) there is no action, suit or proceeding pending against Alson or, to Shareholders' Knowledge, any action, suit or proceeding pending or threatened against Alson or any third party that would interfere with the quiet enjoyment of such leased real property after the Closing Date.

              (b) All of the real property and facilities currently used by Alson, and all components of all improvements included within such property, are in good working order and repair, reasonable wear and tear excepted, and do not require material repair or replacement in order to serve their intended purposes in all material respects, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of the operation of such real property or improvements.

              (c) Other than options, rights of first refusal or other similar arrangements in favor of Alson under the leases and subleases relating to the real property leased by Alson, Alson has not entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of any parcel of real property.

              (d) There are no pending or threatened or contemplated condemnation or eminent domain proceedings that affect the real property leased by Alson, and Alson has not received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

              (e) Since Alson's leasing of the real property currently leased or subleased by Alson, none of such property or any part thereof has suffered any material damage by fire or other casualty that has not been completely restored.

              (f) Alson has not received any written notice from any insurance company that has issued a policy to Alson with respect to any of its leased real property requiring the performance of any structural or other repairs or alterations to such property.

              (g) Alson does not currently own any real property. All real property previously leased by Alson, to Alson's Knowledge, is identified, to Alson's Knowledge, as such in Schedule 4.12(g).

         4.13 Title and Related Matters. Except as set forth on Schedule 4.13, Alson now has, and on the Closing Date will have, good and marketable title to (or a valid leasehold interest in) all the properties and assets used by Alson in its business or as shown on the Interim Financial Statements, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business.

         4.14 Intellectual Property.

              (a) Alson owns or has the right to use pursuant to a valid license, sublicense, agreement or permission all Intellectual Property necessary for the operations of Alson as presently conducted.

              (b) Alson has neither interfered with, nor infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. Alson has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To Alson's Actual Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Alson.

              (c) Schedule 4.14(c) identifies each patent and each registered Trademark, and copyright owned by Alson and identifies each pending patent application or application for registration that has been filed by Alson. The Shareholders have made available to the Company correct and complete copies of all such patents, registrations and applications, each as amended to date, and correct and complete copies of all other written documentation evidencing ownership and prosecution of each such item. With respect to each such item of Intellectual Property required to be identified in Schedule 4.14(c):

                   (i) Alson possesses all right, title and interest in and to such item, free and clear of any Lien, license or other restriction;

                   (ii) such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                   (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Alson's Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such item; and

                   (iv) Alson has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item except to the extent specifically disclosed in Schedule 4.14(c).

              (d) Schedule 4.14(d) identifies each license, sublicense, agreement or permission pursuant to which Alson uses any item of Intellectual Property. With respect to each such license, sublicense, agreement or permission:

                   (i) to Alson's Actual Knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                   (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Alson's Actual Knowledge, threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property;

                   (iii) the execution, delivery and consummation of transactions contemplated by this Agreement shall not constitute a breach or default or, give rise to a right of termination thereunder, or otherwise adversely affect the ability of Alson, Company or its Affiliates to use the Intellectual Property in conducting the business of Alson after the Closing Date; and

                   (iv) Alson has not granted any sublicense or similar right with respect to such license, sublicense, agreement or permission.

         4.15 Litigation. Schedule 4.15 sets forth each instance in which Alson is (a) subject to any unsatisfied judgment order, decree, stipulation, injunction or charge or (b) a party to or, to Alson's Knowledge, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or (c) subject to any Product Recall relating to Alson Products since Alson's incorporation. There are no judicial or administrative actions, proceedings or investigations pending or, to Alson's Knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Alson or the Shareholders in connection with this Agreement or that, if adversely determined, would have a material adverse effect upon Alson or the Shareholders' ability to enter into or perform their respective obligations under or contemplated by this Agreement to which any of them is a party.

         4.16 Employee Benefits.

              (a) Schedule 4.16(a) lists each Employee Benefit Plan that Alson maintains with respect to the current or former employees of Alson or to which Alson contributes with respect to any of the current or former employees of Alson. With respect to each such Employee Benefit Plan:

                   (i) such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws;

                   (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Employee Benefit Plan and the requirements of Part 6 of Subtitle B of Title I of ERISA and
Section 4980B of the Code have been met with respect to each such Employee Benefit Plan which is a "group health plan" as such term is defined in Section 5000(b)(1) of the Code;

                   (iii) all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan. All premiums or other payments for all periods ending before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan. Nothing has occurred or is expected to occur which would cause a material increase in the cost of providing benefits under such Employee Benefit Plan;

                   (iv) each such Employee Benefit Plan which is an Employee Pension Benefit Plan was at all times in its existence intended to satisfy the requirements of a "qualified plan" under Section 401(a) of the Code, has at all such times met such requirements in all material respects to Alson's Knowledge and has received, within the last two years, a favorable determination letter from the IRS, and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code. Nothing has occurred since the date of such favorable determination letter that would adversely affect such qualification or exemption, and the Company and Alson will not incur costs or expenses, including any Taxes, as a result of an Employee Benefit Plan failing of any condition of such qualification or exemption for Pre-Closing Periods or by reason of pre-closing actions or omissions; and

                   (v) the Shareholders have made available to the Company correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements which implement such Employee Benefit Plan.

              (b) With respect to each Employee Benefit Plan that Alson maintains or ever has maintained, or to which it contributes, ever has contributed or ever has been required to contribute, there have been no Prohibited Transactions with respect to such Employee Benefit Plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Alson's Knowledge, threatened.

              (c) Except as set forth on Schedule 4.16(c), Alson neither contributes to, nor has ever contributed to or has ever been required to contribute to any Multi-employer Plan or has any liability (including withdrawal liability) under any Multi-employer Plan. None of the transactions contemplated by this Agreement or any Ancillary Agreement will trigger any withdrawal or termination liability under any Multi-employer Plan set forth on Schedule 4.16(c).

         4.17 Environmental Matters.

              (a) Except as set forth on Schedule 4.17(a):

                   (i) Alson is and has been in compliance with all applicable Environmental Laws and Safety Laws, the violation of which could have a Material Adverse Effect;

                   (ii) Alson has obtained, and is and has been in compliance in all material respects with the conditions of, all applicable Environmental Permits required heretofore and all required continuations or renewals thereof through the Closing Date;

                   (iii) there are no past or present events, conditions or circumstances related to environmental or health and safety matters that are likely to have a Material Adverse Effect or which would interfere with compliance with any Environmental Law or Permit or Safety Law is likely to have a Material Adverse Effect;

                   (iv) there are no circumstances or conditions present at or arising out of the present or, to the Knowledge of the Shareholders, the former, assets, properties, leaseholds, businesses or operations of Alson in respect of off-site storage, transportation or disposal of, or any off-site Release of, Hazardous Materials which reasonably may be expected to give rise to any Environmental Liabilities and Costs which could have a Material Adverse Effect;

                   (v) there are no circumstances or conditions present at or arising out of the present or, to the Knowledge of the Shareholders, the former, assets, properties, leaseholds, businesses or operations of Alson, including but not limited to any on-site storage, use, disposal or Release of Hazardous Materials, which reasonably may be expected to give rise to any Environmental Liabilities and Costs or Safety Liability and Costs which could have a Material Adverse Effect;

                   (vi) none of Alson or the Shareholders or the present or, to the Knowledge of the Shareholders, the past, assets, properties, business, leaseholds or operations of Alson has received or is subject to, or within the past three years has been subject to, any outstanding order, decree, judgment, complaint, agreement, claim, citation, or notice or is subject to any ongoing judicial or administrative proceeding indicating that Alson, or any of the past assets, properties, real property business, leaseholds or operations of Alson of which Alson has Knowledge or any of the present such property and assets of Alson are or may be: (A) in violation of any Environmental Laws; (B) in violation of any Safety Laws; (C) responsible for the on-site or off-site storage or Release of any Hazardous Materials; or (D) liable for any Environmental Liabilities and Costs or Safety Liabilities and Costs;

                   (vii) no investigation or review with respect to such matters is pending or, to the Knowledge of Alson or the Shareholders, is threatened;

                   (viii) neither the business of Alson nor any of its properties or assets is subject to, or as a result of the transactions contemplated by this Agreement will be subject to, the requirements of any Environmental Laws which require notice, disclosure, cleanup or approval prior to transfer of the shares or the business of Alson or which will impose Liens on any such asset or property or otherwise interfere with or affect the business of Alson;

                   (ix) Schedule 4.17(a)(ix) lists all off-site locations, including, without limitation, commercial waste disposal facilities or municipal landfills, to which or at which Hazardous Materials originating from Alson, or its assets, properties or business have been sent (or otherwise have come to be located) in amounts that would require a waste manifest under the Resource Conservation and Recovery Act of 1976 as now in effect for treatment, storage, disposal, reuse or recycling;

                   (x) Schedule 4.17(a)(x) of the Disclosure Schedule sets forth a list of all underground storage tanks owned or operated by Alson to its Actual Knowledge and except as disclosed in Schedule 4.17(x) of the Disclosure Schedule, no such tank is leaking or has leaked at any time in the past, and there is no pollution or contamination of the Environment caused by or contributed to or threatened by a Release of a Hazardous Materials from any such tank;

                   (xi) Schedule 4.17(a)(xi) lists all environmental audits, inspections, assessments, investigations or similar reports in Alson's possession relating to the assets, properties, or business of Alson currently or to the Knowledge of Alson, the past assets, properties or business of Alson, or the compliance of the same with applicable Environmental Laws and Safety Laws;

                   (xii) Schedule 4.17(a)(xii) sets forth to Alson's Knowledge the nature and quantities of any Hazardous Materials (as defined below) generated, transported or disposed of by Alson during the past three years (other than raw material awaiting manufacturing, work-in-process or finished goods and through the sale of products in the ordinary course of business), together with a description of the location of each such activity; and

                   (xiii) Schedule 4.17(a)(xiii) sets forth to Alson's Knowledge a summary of the nature and quantities of any Hazardous Materials that have been disposed of or found at any site or facility owned or operated presently or at any previous time by Alson (other than raw material awaiting manufacturing, work-in-process or finished goods and through the sale of products in the ordinary course of business).

              For purposes of this Section 4.17 only, all references to "Alson" are intended to include any and all other entities to which, to the Knowledge of the Shareholders, Alson may be considered a successor under applicable Environmental Laws.

         4.18 Legal Compliance. Except as set forth on Schedule 4.18, Alson has complied in all material respects with all applicable Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against or, to Alson's Knowledge, has been threatened against Alson alleging any failure to so comply, and Alson has neither been debarred from bidding on any project for any Governmental Entity nor subject to any debarment proceedings involving any Governmental Entity.

         4.19 Insurance. Schedule 4.19 contains a correct and complete list of all insurance policies pursuant to which Alson is insured as of the date of this Agreement, and no such policies subject Alson to any obligations for retrospective claims or adjustments.

         4.20 Bank Accounts and Powers. Schedule 4.20 lists by name, address and account number each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Alson has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto. Schedule 4.20 lists the names of each Person holding powers of attorney or agency authority from Alson and a summary of the terms thereof.

         4.21 Brokers' Fees. Neither Alson nor the Shareholders have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated or for which Alson, after the Closing Date, will have any continuing obligation.

         4.22 RESERVED.

         4.23 Equipment.

              (a) Schedule 4.23(a-1) lists all lease agreements relating to equipment, furniture or trade fixtures leased by Alson with an annual cost in excess of $100,000. Except as set forth on Schedule 4.23, all equipment, furniture or trade fixtures used or located in the business or operations of Alson is in good working order and repair, reasonable wear and tear excepted, have been operated and maintained in all material respects in accordance with all applicable Laws; and do not require material repair or replacement in order to serve their intended purposes in all material respects, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of the operation thereof. Alson has not received any written notice from any insurance company that has issued a policy to Alson with respect to any of its equipment, including trade fixtures, requiring the performance of any structural or other repairs or alterations to such property.

              (b) Schedule 4.23(b-1) lists all material personal property owned by Alson. Except as listed on Schedule 4.23(b-2), all personal property used in connection with, or in furtherance of Alson's business or operations is listed on Schedule 4.23(b-1) and is the property of Alson subject to any leases identified in Schedule 4.23 (a-1).

         4.24 Product Warranties and Liabilities. Schedule 4.24 sets forth all Warranties given or made by Alson. Alson has not extended or granted any return rights or given or made any Warranties with respect to any Products sold or services performed by it, except for those set forth in Schedule 4.24. None of the customers of Alson has claimed to Alson or to Alson suppliers, that Alson's Products are defective. None of the Shareholders nor any of the employees of Alson has any actual knowledge of any Products which have been shipped by Alson in a condition that such products might reasonably be expected to be returned by the customer, or of any intention on the part of any customer to return any of Alson's Products, except returns by customers in the ordinary course of business and consistent with the return policies and which, in any event, are not expected to be material in amount. Alson has never received nor been subject to any claim, and none of the Shareholders has any actual knowledge of any fact or of the ocurrence of any event forming the basis of any present or future claim against Alson, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any Warranties.

         4.25 Aerospace Records. Alson has maintained complete and accurate records relating to all products in accordance with industry standards and as required by all applicable laws or regulations, including the Federal Aviation Administration 14 CFR 21.607.

         4.26 Securities Law Compliance.

              (a) In connection with the issuance of the BE Stock as of the Closing, the Shareholders have been advised and understand and agree that the issuance by the Company to the Shareholders of the BE Stock will not be registered under the Securities Act, nor qualified under any state securities laws before the Closing, on the ground (among others) that no distribution or public offering of the BE Stock is to be effected in connection with the issuance to such Shareholder as contemplated herein and, in issuing the BE Stock to such Shareholder hereunder, the Company is relying on the accuracy and completeness of the representations of the Shareholder set forth in this Section 4.26(a).

              (b) The Shareholder is acquiring the BE Stock for the Shareholder's own account, for investment and not with a view to distribution or resale thereof. The Shareholder will immediately notify the Company if such intent changes prior to the Closing. The Shareholder's only present intention to sell the BE Stock would be pursuant to an effective registration and qualification under applicable federal and states securities law.

              (c) The Shareholder acknowledges that the Shareholder has been informed and understands that the BE Stock may not be sold or transferred except in compliance with the Securities Act or any exemption thereunder, and there is no assurance that any exemption from registration, including Rule 144, under the Securities Act will become available to permit resales of the BE Stock. This acknowledgement does not limit or constitute a waiver of the Company's obligation set forth in Section 8.5.

              (d) The Shareholder (i) is familiar with the business of the Company, (ii) has had an opportunity to discuss with representatives of the Company the condition of and prospects for the continued operation of the Company and such other matters as the Shareholder deemed appropriate in considering whether to invest in the BE Stock, and (iii) has been provided access to publicly available information about the Company requested by the Shareholder.

              (e) The Shareholder has made the Shareholder's own investigation whether or not to exchange the Alson Shares for the BE Stock and the Shareholder has sufficient business and financial experience so as to enable the Shareholder to evaluate the merits and risks associated with the BE Stock and the transactions contemplated by this Agreement.

              (f) The Shareholder is able to bear the economic risk of a total loss of the investment in the Company, and the Shareholder has adequate means of providing for the current needs and foreseeable personal contingencies and has no need for the Shareholder's investment in the BE Stock to be liquid.

              (g) The Shareholder acknowledges and agrees that the certificates representing the BE Stock shall contain a restrictive legend substantially in the form below:

              THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

              (h) The Shareholder's investor representations made in any separately signed writing are true and were true when made.

              (i) The Shareholder acknowledges that he has been fully informed of, and has had full opportunity to discuss with the Company's management, the status of the Company and its operating, investment, financial and strategic plans.

         4.27 Permits and Licenses. Set forth in Schedule 4.27(a-1) are the Material Permits, licenses, franchises and other authorizations necessary for the conduct of Alson's business as currently conducted. Except as set forth in
Schedule 4.27(a-2), all such Permits, licenses, franchises and authorizations identified on Schedule 4.27(a-1), are valid and in full force and effect and the business is in compliance with the terms and conditions of such Permits.

         4.28 Experience Matters. Schedule 4.28 contains a list of the experience during the two (2) years ending on the date hereof of Alson with respect to (i) any product liability claims (excluding among other things express warranties and ordinary returns), (ii) any general liability claims exceeding $100,000, and (iii) all workers' compensation claims.

         4.29 Related Party Transactions. Except as described on Schedule 4.29, neither the Shareholders nor any officer, director or employee of Alson, and none of their relatives or Affiliates, owns any interest in any competitor, lessor, lessee or customer or supplier of Alson; and Alson is not a party to any transaction or arrangement with any of the Shareholders or with any of its respective officers, directors or employees, or any relative or Affiliate of any of them, which relates to or affects the ownership, lease or use or disposition of any assets, properties or the operations of Alson or the sale, lease or use of goods or services, or the loan of money or any extension of credit or guaranty, by or to Alson, other than the payment of wages, salaries and bonuses to employees of Alson for services performed in the ordinary course of business. Except as disclosed in the Financial Statements or described on Schedule 4.29, none of the assets or properties of Alson include any receivables or contract rights from, or notes payable or evidences of indebtedness of, either of the Shareholders or any of the officers, directors or employees of Alson or any relative or Affiliate of any of them.

         4.30 Full Disclosure. No representation or warranty of the Shareholders contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

         4.31 Minute Books. Alson's minute books contain complete and accurate records in all material respects of all meetings and other corporate actions of its Shareholders and boards of directors and committees thereof.

         4.32 Government Contracts. Except as set forth on Schedule 4.32, Alson has not been and is not a party to any Contract with a Governmental Entity.



Section 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Shareholders that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 5).

         5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

         5.2 Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. All corporate and other actions or proceedings to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement and the other agreements required to be executed and delivered by the Company pursuant hereto, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, except to the extent that enforceability hereof may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally.

         5.3 Noncontravention; Consents.

              (a) Neither the execution and the delivery of this Agreement, nor the consummation by the Company of the transactions contemplated hereby will (i) violate any Law or other restriction of any Governmental Entity to which the Company is subject or violate any provision of the Company's charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement to which the Company is a party or by which it is bound or to which any of their assets are subject. The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the parties to consummate the transactions contemplated by this Agreement, except for such filings as may be required to comply with all applicable securities laws.

         5.4 Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Shareholders could become liable or obligated.

         5.5 Investment Intent. The Company is acquiring the Alson Shares for its own account and not with a view to their distribution within the meaning of ss.2(11) of the Securities Act.

         5.6 Information Concerning Company. The Company's Annual Report on Form 10-K for its fiscal year ended February 2000 (the "10-K"), the Company's Quarterly Report on Form 10-Q for the quarter ended November 25, 2000 (the "10-Q"), each as filed with the SEC, copies of which have been furnished to the Shareholders, as of its respective filing dates did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein under the circumstances in which they were made, not misleading. The Company timely filed the 10-K and the 10-Q.

         5.7 Capitalization of Company. The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $0.01 par value per share, of which, as of February 23, 2001, 26,003,203 shares were issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding. All of the outstanding shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. When issued to the Shareholders, the shares of BE Stock so issued will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

         5.8 Full Disclosure. No representation or warranty of the Company contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

Section 6. TAXES.

         6.1 Tax Returns; Audits. (a) (i) The Shareholders shall be responsible for preparing or causing to be prepared, at Shareholders' expense, Alson's federal income tax return on Form 1120S and comparable state and local income and franchise tax returns (each, an "S Period Return"), for Alson's taxable year ending on the day preceding the Closing Date or on the Closing Date if an election is made under Section 338(h)(10) of the Code (collectively, the "Final S Period Tax Returns") and all other income Tax Returns of Alson for the taxable periods ending on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with applicable Tax laws consistent with prior practice. The Company shall cause Alson to cooperate in the preparation and filing of such Tax Returns (including providing Shareholders with access to all information reasonably requested by the Shareholders in connection with the preparation of such Tax Returns). The Shareholders shall be jointly and severally responsible for payment of all Taxes due or to become due from Alson in respect of taxable periods ending, on or before the Closing Date and the share of Taxes due or to become due for the portion of any taxable period that is prior to the Closing Date except only the Tax described in Section 6.3(f)(i). Unless paid separately by Alson prior to the Closing Date, any such Taxes shall be payable and reportable by or at the direction of the Shareholders from sources outside of Alson's bank accounts or cash equivalents. Tax liabilities, if any, assumed by the Shareholders under this Agreement either will be treated as a reduction from the Net Consideration in the manner described in Section 2.2 or otherwise be the financial obligation of the Shareholders. The Shareholders shall provide the Company with a copy of such Tax Returns together with the schedules thereto, and a statement setting forth the amount of Tax shown due on such Tax Return for which the Shareholders are liable, at least 30 days prior to the due date (including any extensions thereof) for the filing of such Final S Period Tax Returns, and the Company shall have the right to review such Final S Period Tax Returns prior to the filing of such Final S Period Tax Returns. At the direction of the Shareholders' Representative, the Company shall cause Alson to execute and file the Final S Period Tax Returns after the review period and on or prior to their due date. Filing these returns is not an assumption by the Company or Alson of any responsibilities the Shareholders have for such Taxes or the accuracy of the Final S Period Tax Returns or any S Period Return.

                   (ii) The Company will, to the extent permitted by applicable Law, elect with the relevant Taxing authority to close the taxable period of Alson on the day preceding the Closing Date. In any case where applicable Law does not permit Alson to close its taxable year on the day preceding the Closing Date, then Taxes, if any, attributable to the taxable period of Alson beginning before and ending on or after the Closing Date shall be allocated between (A) the period up to but not including the Closing Date, and (B) the period on and subsequent to the Closing Date by means of a closing of the books and records of Alson as of prior to the opening of business on the Closing Date.

              (b) Except as provided in Section 6.1, following the Closing, Alson or its Affiliates shall be responsible for preparing or causing to be prepared all Tax Returns required to be filed by Alson for taxable periods beginning on or after the Closing Date.

              (c) In the event that, following the Closing Date, any Governmental Entity notifies the Company or Alson or any Affiliate thereof of its intention to audit, assess, examine or otherwise review (collectively, "Audit") an S Period Return of Alson relating to a taxable period ending on or before the Closing Date, the Company shall promptly notify the Shareholders of the receipt of such notice. Upon receipt of notice of the Audit from the Company, the Shareholders may, at the Shareholders' option and sole expense, control all further determinations with respect to the conduct of such Audit or any administrative or judicial proceeding arising in respect thereof, including but not limited to all negotiation and correspondence with such Governmental Entity and the compromise or settlement of such matter; provided, however, that if and to the extent that the Audit involves an adjustment or issue which will produce a Tax for which the Company will be liable, the Company shall be entitled to jointly control with the Shareholders such adjustment or issue, and the Shareholders shall not enter into a settlement or closing or other agreement with respect to such issue or adjustment without the consent of the Company, which consent shall not be unreasonably withheld. The Company shall cooperate and provide or cause Alson to cooperate and provide the Shareholders with access to such records and personnel of Alson as the Shareholders determine may be necessary in connection with the conduct of such Audit or any administrative or judicial proceeding in respect thereof. Each of the parties shall provide the others concerning any audit with copies of all correspondence, notices and other written materials received from any Governmental Entity.

              (d) (i) On and after the Closing Date, the Company or Alson will promptly notify the Shareholders in writing of the commencement of any claim, Audit, or other proposed change or adjustment by any taxing authority concerning any Tax period ending on or prior to the Closing Date.

                   (ii) The Shareholders shall have the right to represent Alson's interests in any Tax Audit or administrative or court proceeding relating to taxable periods of Alson ending on or prior to the Closing Date and to employ counsel of its choice at its sole expense; provided that (A) if the results of such Audit or proceeding (i) involves an issue that recurs for a taxable period of Alson beginning on or after the Closing Date (whether or not such subsequent taxable period is the subject of such Audit or proceeding at such time), (ii) would be binding on the Company or Alson for any taxable period beginning on or after the Closing Date, and (iii) would materially and detrimentally affect the Tax liability of Alson for a taxable period beginning on or after the Closing Date, then the Shareholders shall not enter into a settlement or closing or other agreement with respect thereto without the consent of the Company, which consent shall not be unreasonably withheld and (B) if the Tax Claim involves an adjustment or issue which will produce a Tax for which the Company or Alson will be liable, the Company shall be entitled to jointly control with the Shareholders such adjustment or issue in the Audit or proceeding, and neither the Shareholders nor the Company shall enter into a settlement or closing or other agreement with respect to such issue or adjustment without the consent of the other party, which consent shall not be unreasonably withheld.

                   (iii) With respect to any taxable period of Alson beginning before and ending after the Closing Date, the Company and the Shareholders shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding and each party shall cooperate with the other party at their own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld.

              (e) Any Taxes, except the Tax described in Section 6.3(f)(i), imposed upon or incurred by any of the Shareholders in connection with the sale of BE Stock pursuant to this Agreement, and any Taxes in connection with pre-closing distributions to any Shareholder or any payment to or for the Shareholders contemplated by this Agreement, and any legal or other expenses incurred by the Shareholders in connection with such Taxes, shall be borne solely by the Shareholders.

         6.2 Cooperation and Exchange of Information. The Shareholders and the Company will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns of Alson or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. No amended Tax Return shall be filed for Alson for any taxable period ending on or before the Closing Date without the prior written consent of the Shareholder's Representative, which may not be withheld or delayed unreasonably The Company shall retain all Tax Returns, schedules and work papers, records and other documents ("Tax Materials") of Alson for each taxable period ending on or before the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, (ii) 6 years following the due date (without extension) for such Tax Returns, or (iii) the completion of all legal proceedings (if any) relating to any such Tax Return.

         6.3. Exchange of Shares and Related Taxes.

              (a) Except for the Tax described in Section 6.3(f)(i), each Shareholder hereby waives and releases Alson, the Company, and their respective Affiliates from any claims or Liabilities relating to or arising from, any and all Taxes imposed upon such Shareholder or any of its Affiliates as a result of the consummation of the transactions contemplated hereby.

              (b) The obligations of the parties set forth in this Agreement relating to Taxes shall, except as otherwise agreed in writing, be unconditional and absolute and shall remain in effect without limitation as to time or amount of recovery by the Company, Alson and the Shareholders.

              (c) There shall be withheld by Company, Alson and/or Escrow Agent from any amount payable to Shareholders hereunder such amounts as may be required to be withheld under applicable Law.

              (d) The Shareholders shall be liable for, shall hold Alson and the Company harmless against, and agree to pay on a timely basis all income, sales, transfer, stamp, value added, use, real property transfer and similar Taxes incurred by Shareholders or Alson in connection with the transactions contemplated by this Agreement, for all tax periods ending on the day before the Closing Date or, if the Election is made, ending on the Closing Date, and for the portion of any tax period prior to the Closing Date, except for the Tax, if any, described in Section 6.3(f)(i).

              (e) The Company shall elect to file an election under Section 338(h)(10) of the Code and under any comparable provisions of state or local law with respect to the purchase of the Alson Shares (the "Election"). The Company and the Shareholder's Representative, on behalf of the Shareholders, will agree upon an allocation schedule, which will allocate the purchase price and the Liabilities of Alson (plus any other relevant items) among the assets of Alson. Tax returns and amendments thereof concerning such allocation filed by the Company,

Alson or the Shareholders shall be consistent with that agreed allocation. A reputable valuation firm's appraisal of fair market value shall be used to establish the allocation. The Shareholders and the Company shall report, in connection with the determination of income, franchise or other Taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Election. The Company shall be responsible for the preparation and filing of all forms and documents required in connection with the Election. In connection with the Election, the Company shall provide the Shareholders with copies of (i) Form 8023 as reasonably agreed to by the Company and Alson, (ii) all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and (iii) any comparable forms and attachments with respect to any applicable state or local elections being made pursuant to the Election. The Shareholders shall execute and deliver to the Company within 60 days of the Company's written request such documents or forms as are required by any Tax laws to complete properly the Election and to jointly file such Election on a timely basis. The Shareholders and the Company shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Shareholders or the Company in order to timely file the Election and any other required statements or schedules. The Shareholders shall promptly execute and deliver to the Company any amendments subsequent to the filing of the Election, to Form 8023 (and any comparable state and local forms) and attachments which are required to be filed under applicable law and are reasonably agreed to by the Company, Alson and the Shareholders' Representative.

              (f) If the Election is made, then (i) the Net Consideration shall not be reduced by any California income tax of Alson that results solely from making the Election and (ii) notwithstanding anything in this Agreement to the contrary, the Company agrees to indemnify Shareholders for any Taxes (including Taxes on any indemnity paid pursuant to this Section 6.3(f)) incurred by Shareholders that arise directly or indirectly from the sale of Shareholder's stock in Alson accompanied by the Election, and that would not have been incurred upon a sale of Shareholder's stock in Alson but for the making of the Election, with such indemnification obligation based on the difference between
(A) the Tax liability of Shareholders with respect to the sale of Shareholders' stock in Alson pursuant to the Election and (B) the deemed Tax liability of Shareholders with respect to a deemed sale of Shareholders' stock in Alson unaccompanied by the Election. The Company shall indemnify the Shareholders for reasonable attorneys' fees and other costs reasonably incurred by Shareholders in successfully enforcing the indemnification obligation of this Section 6.3(f). At least 60 days prior to the time when the first of Form 8023 or any comparable form under state and local law is required to be filed, Shareholders shall propose the amount of the initial indemnification pursuant to this Section 6.3(f) to the Company based upon the allocation schedule agreed to between the parties, for the Company's approval. If the Company does not approve the proposed amount, the Company must notify Shareholders of the disagreement within 20 days of the delivery of the proposed amount. If the Company provides timely notice of disagreement to Shareholders, the Company and Shareholders shall promptly negotiate in good faith to reconcile the differences. If no agreement is reached within 15 days of the Company's notice of disagreement, the Company will within the next 15 days obtain and deliver to Shareholders a calculation of the amount of indemnification pursuant to this Section 6.3(f) prepared by a nationally known firm of certified public accountants. The Company shall bear the cost of any such calculation. Without limiting the indemnification agreed to in this Section, Shareholders shall have no obligation to join in, and the Company shall not file the Election, unless prior to the time for filing the Company has paid to Shareholders the

Shareholder's initial indemnification amount, as calculated in this Section. In the event of any subsequent adjustment of the Taxes incurred by Shareholders, or by Alson for the account of Shareholders, that arise directly or indirectly from the making of the Election, the amount of the Company's indemnity obligation pursuant to Section 6.3(f) shall be recomputed and appropriate payments made between Shareholders and the Company as appropriate.

              (g) At the Closing, Alson shall distribute in liquidation to the Shareholders its right to receive payments under a split-dollar life insurance agreement. The Company agrees to indemnify Shareholders for any increase in Taxes (including Taxes on any indemnity paid pursuant to this Section 6.3(g)) resulting from the treatment of any portion of the distribution as ordinary rather than capital gain income.

Section 7. PRE-CLOSING COVENANTS. The parties agree as follows with respect to the period prior to the Closing Date.

         7.1 General. Each of the parties will use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 10).

         7.2 Notices and Consents. The Shareholders prior to the Closing Date will give, or cause Alson to give, all notices to third parties and will use their reasonable efforts at their expense to obtain all third party consents that are required of the Shareholders or Alson in connection with the transactions contemplated by this Agreement, and will make all further filings pursuant thereto that may be necessary, proper or advisable.

         7.3 Conduct Business in Regular Course. The Shareholders will cause Alson to maintain its owned and leased properties used or held for use in its business in good operating condition and repair and make all necessary renewals, additions and replacements thereto, reasonable wear and tear excepted, and will cause Alson to carry on its operations substantially in the Ordinary Course of Business.

         7.4 No General Increases. (a) Without prior written consent of the Company, the Shareholders will not cause or permit Alson to grant any general or uniform increase in the rates of pay of employees of Alson outside the Ordinary Course of Business, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment outside the Ordinary Course of Business, and (b) the Shareholders will not cause or permit Alson to increase the compensation payable or to become payable to officers, salaried employees or agents of Alson, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents outside the Ordinary Course of Business.

         7.5 Contracts and Commitments. Without prior written consent of the Company the Shareholders will not cause or permit Alson to tender any bid, enter into any contract or commitment or engage in any transaction, including any contract, commitment or engagement with the Shareholders or any division, unit or Affiliate of the Shareholders or effect any change to any program, not in the Ordinary Course of Business.

         7.6 Dividends and Distributions. Without prior written consent of the Company the Shareholders will not cause or permit Alson to declare or otherwise commit to repurchase, redeem or otherwise acquire for value any shares of its capital stock from and after the Effective Date.

         7.7 Sale of Capital Assets. Except as otherwise contemplated by this Agreement, without prior written consent of the Company, the Shareholders will not cause or permit Alson to sell or otherwise dispose of any of its capital assets.

         7.8 Preservation of Organization. The Shareholders will cause Alson to use its commercially reasonable efforts to preserve its business organization intact, to keep available to Alson after the Closing Date the present officers and employees of Alson and, subject to Section 7.9 below, to preserve for the benefit of the Company the present relationships and goodwill of Alson with its suppliers, customers, landlords and others having business relations with Alson.

         7.9 No Default. Except as otherwise contemplated by this Agreement, the Shareholders will not cause or permit Alson to commit or omit to take any act which will cause a termination of or breach or default under any contract, commitment or obligation to which Alson is a party or by which its assets are bound, except to the extent that such termination, breach or default will not result in a Material Adverse Effect to Alson.

         7.10 Compliance with Laws. The Shareholders will cause Alson to comply in its operations in all material respects with all applicable Laws and to perform such further actions as may be required for the valid and effective transfer to the Company of the Alson Shares.

         7.11 Full Access. The Shareholders will cause Alson to permit representatives of the Company to have full access at all reasonable times to all premises, properties, personnel, books, records (including Tax Records), contracts and documents of or pertaining to Alson, and access, at the request of Company with Alson's prior approval, which will not be unreasonably denied, to customers and vendors of or pertaining to Alson.

         7.12 Notice of Developments. The Shareholders will give prompt written notice to the Company of any material development affecting Alson. Each party hereto will give prompt written notice to the other of any material development affecting the ability of such party or its Affiliates to consummate the transactions contemplated by this Agreement. No disclosure by any party hereto pursuant to this Section 7.12, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

         7.13 Exclusivity. Neither Alson nor the Shareholders will (and Alson will not cause or permit any of its officers, directors, agents or Affiliates
to) (i) solicit, initiate, or encourage the submission of any proposal or offer from, or enter into or consummate any transaction with any Person, relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets (other than sales of inventory for a fair value in the Ordinary Course of Business), including any acquisition structured as a merger, consolidation, or share exchange or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Alson will notify the Company as soon as is reasonably practicable if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, and such notice shall describe such proposal in detail.

         7.14 RESERVED.

         7.15 Tax Matters. Alson shall, and the Shareholders shall cause Alson to, accrue, incur and pay all deductible expenses of this transaction or otherwise incurred by Alson before the Closing Date to the maximum extent permitted by Law. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, relating to or affecting Alson will be made by Alson or the Shareholders after the Effective Date without the prior written consent of the Company. The Shareholders will provide the Company, at the Company's request, with all clearance certificates or similar documents that may be required by any state, local or other Taxing authority in order to relieve the Company of any obligation to withhold or escrow any portion of the amount payable in connection with this Agreement and to evidence compliance by Shareholders and Alson with the obligations under Section 6.

         7.16 Title Insurance. The Shareholders will deliver to the Company the most recent title insurance policies and all riders and endorsements thereto for each parcel of real estate that Alson owns.

         7.17 Confidentiality. Neither the Company, Alson, nor the Shareholders shall issue any press release or otherwise make public statements or other statements except on a need to know basis to its employees, agents or representatives with an obligation of confidentiality with respect to the transactions contemplated by this Agreement, without the prior consent of Alson and the Shareholders (in the case of the Company) or the Company (in the case of Alson or the Shareholders), which consent may be given or withheld in any party's sole discretion, except (i) as contemplated by this Agreement or in furtherance of the purposes hereof and (ii) as may be required by Law, or by the rules and regulations of, or pursuant to any agreement with, the Nasdaq National Market. The Shareholders, Alson, and the Company shall immediately notify the other parties hereto of any actual, anticipated or suspected disclosure of the negotiation, existence, terms or provisions of this Agreement to any Person who is not bound by an obligation to keep the information confidential.



Section 8. POST-CLOSING COVENANTS. The parties agree as follows with respect to the period following the Closing Date.

         8.1 General. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 11).

         8.2 Litigation Support. In the event and for so long as any party is actively contesting or defending against any charge, complaint, action, audit, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any third party transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Alson that is not related to the transactions contemplated by this Agreement, the other party will provide its reasonable cooperation to the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 11).

         8.3 Confidential Information and Non-Competition.

              (a) Confidential Information. From the date hereof until the Closing Date and for a period of five years thereafter commencing on the Closing Date, the Shareholders will treat and hold as such, and will not use for the benefit of themselves or others, any Confidential Information. In the event the Shareholders or any of their respective Affiliates are requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then the relevant Shareholder(s) will notify the Company promptly in writing of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with this Section 8.3. If, in the absence of a protective order or receipt of a waiver hereunder, the Shareholders are, on the advice of outside counsel, compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, then the Shareholders may disclose such Confidential Information to such Governmental Entity, provided, that the Shareholders will use its reasonable best efforts to obtain at the request of the Company an order or other assurance that confidential treatment will be accorded to such Confidential Information.

              (b) Non-Competition. On the Closing Date, each Shareholder shall enter into a Non-Compete and Non-Solicitation Agreement substantially in the form attached hereto as Exhibit "B" and incorporated herein by reference.

              (c) In the event of a breach, or facts indicating the likelihood of a breach, by any Shareholder of the provisions of this Section 8.3, Company and Alson shall be entitled to a temporary restraining order and an injunction restraining such Shareholder from such breach. Nothing herein, however, shall be construed as prohibiting Company or Alson from pursuing any other remedies available to it for such actual or threatened breach, including, without limitation, the recovery of damages. If it is determined that any Shareholder has violated any of the covenants in this Section 8.3, the term of any such covenant violated shall be automatically extended for the period of time of the violation either from the date on which such Shareholder ceases such violation or from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenants, whichever period is later.

         8.4 Post-Closing Receipts. In the event that either party after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.

         8.5 Registration Rights.

              (a) General. On or prior to the Closing, holders of Registrable Shares, including the Escrow Agent, shall execute and deliver a custody agreement (the "Custody Agreement"), in substantially the form attached hereto as Exhibit C-2, and perform or deliver each of the acts or things therein required of such holders. Within 15 business days of the Closing, the Company shall file (and shall use its commercially reasonable efforts to cause to become effective as soon as practicable thereafter) a registration statement on Form S-3 under the Securities Act, covering the Registrable Securities, which registration statement shall be kept in effect in the manner and for the period specified in Section 8.5(c)(i). The Company shall use its best efforts to enter into an underwriting agreement with an underwriter of national reputation to distribute the Registrable Securities (the "Public Offering"). The Shareholders and the Escrow Agent shall be required (on the terms of the Custody Agreement) to sell as many shares of BE Stock in the Public Offering as the underwriter(s) and the Company shall request, up to the entire amount of BE Stock received by them in connection with the transactions contemplated hereby (including shares held in escrow pursuant to the arrangements described in Section 2.4 hereof).

              As used herein, the term "Registrable Securities" shall mean (i) all BE Stock owned by any of the Shareholders or by other Persons granted similar rights as provided in this Section 8.5. (ii) any shares of common stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right, class of common stock or other security which is issued as) a dividend or other distribution with respect to, or in exchange by the Company generally for, or in replacement by the Company generally of, such BE Stock, and
(iii) any securities issued in exchange for such BE Stock in any merger or reorganization of the Company; provided, however, that once issued, such BE Stock and other securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, or (y) such securities they shall have been sold pursuant to Rule 144 or shall no longer be subject to restriction on resale due to the termination of the holding period requirements (as in effect from time to time) of Rule 144 or satisfaction of the requirements for resale under Rule 144(d) as evidenced by a legal opinion delivered to the Company and its transfer agent, or (z) they shall have ceased to be outstanding. Each Shareholder covenants that he will comply with the prospectus delivery requirements of the Securities Act with respect to any registration statement filed pursuant to this Agreement. Each Shareholder agrees to make customary representations and warranties to the Company and the underwriters or distributors, if any, in form, substance and scope as are customarily made as to ownership of stock by selling stockholders in underwritten public offerings, but each Shareholder shall not be required to make any representation or warranty as to the accuracy or completeness of the registration statement (except as to written information furnished to the Company by such Shareholder expressly for use therein). The Company shall deliver a copy to the Shareholders' Representative of legal opinions and accountants' comfort letters in the forms delivered to the underwriters in the Public Offering.

              (b) Expenses. The Company shall pay all expenses incident to the Company's performance of or compliance with its obligations under Section 8.5 to effect the registration of Registrable Securities required hereunder, including, without limitation, all registration, filing, securities exchange listing and NASDAQ fees, all registration, filing, qualification and other fees and expenses of complying with federal, state and other securities or blue sky Laws, all word processing, duplicating and printing expenses, messenger, shipping, telephone and delivery expenses, the fees and disbursement of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, and fees and expenses of other Persons retained by the Company in connection with the registration of the Registrable Securities, underwriting discounts and commissions and transfer taxes, if any, in respect of Registrable Securities, but excluding any legal fees and expenses of counsel retained by the holders of the Registrable Securities being registered (with the sole exception of the fees of one special counsel to the holders of all Registrable Securities, selected by a majority in interest thereof, up to a maximum of $10,000.

              (c) Further Obligations. The Company will:

                   (i) within 15 days of the Closing Date, prepare, and file with the SEC, the registration statement on Form S-3 to effect such registration (including such audited financial statements as may be required by the Securities Act) and use commercially reasonable efforts to cause such registration statement to become and continue to be effective until the earlier of (A) such time as all Registrable Securities have been disposed of in accordance with the intended methods of disposition by the Shareholders set forth in such registration statement or (B) the date that is 180 days after the Closing Date (the "Offering Termination Date").

                   (ii) prepare, and file with the SEC, such amendments and supplements to the registration statement referred to above and any prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply in all material respects with the requirements of the Securities Act with respect to the disposition of all Registrable Securities included in such registration statement, in accordance with the intended methods of disposition thereof, until the earlier of (A) such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Shareholders set forth in such registration statement or (B) the Offering Termination Date.

                   (iii) promptly notify in writing each holder of Registrable Securities and the underwriter or underwriters, if any:

                        (A) when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

                        (B) of any written request by the SEC or any other regulatory body or other body having jurisdiction over the securities for amendments or supplements to such registration statement or prospectus or for supplemental information;

                        (C) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of such registration statement; and

                        (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

                   (iv) furnish to each holder of Registrable Securities included in the registration statement such number of conformed copies of the registration statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such holder's Registrable Securities, and such other documents, as such seller may reasonably request to facilitate the disposition of such holder's Registrable Securities;

                   (v) use commercially reasonable efforts to register or qualify all Registrable Securities included in the registration statement under such other securities or blue sky laws of such jurisdictions as each holder thereof shall reasonably request which request is made within ten (10) days following the original filing of the registration statement and to keep such registration or qualification in effect for so long as the registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holder, except that the Company shall not for any such purpose be required (a) to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this paragraph (v) to be obligated to be so qualified, (b) to consent to general service of process in any such jurisdiction or (c) to subject itself to taxation in any such jurisdiction by reason of such registration or qualification; and

                   (vi) use its commercially reasonable efforts to obtain withdrawal of any order suspending the effectiveness of a registration statement, or the lifting any suspension of qualification (or exemption from qualification) of the offer and sale of any of the Registrable Securities in any jurisdiction.

              Each Shareholder whose Registrable Securities are being registered shall, furnish the Company and any underwriters with such information and affidavits regarding such holder and the distribution of such securities as the Company and such underwriters may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration. At any time during the effectiveness of the registration statement covering Registrable Securities offered by a holder, if such holder becomes aware of any change materially affecting the accuracy of the information contained in such registration statement or the prospectus (as then amended or supplemented) relating to such holder, such holder will promptly notify in writing the Company of such change.

              Upon receipt of any notice from the Company of the happening of any event as a result of which any prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, each holder of Registrable Securities will forthwith discontinue such holder's disposition of Registrable Securities pursuant to the registration statement until such holder receives copies of a supplemented or amended prospectus from the Company and, if so directed by the Company, shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such holder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period referred to in paragraph (ii) of this Section 8.5(c) shall be extended by a number of days equal to the number of days during the period from the giving of such notice from the Company to stop trading to the date when the copies of the supplemented or amended prospectus are sent to holders whose Registrable Securities are included in such registration statement. In the event that the SEC issues a stop order suspending the effectiveness of any registration statement filed under this Section 8.5(c), the period referred to in paragraph
(ii) of this Section 8.5(c) shall also be extended by a number of days equal to the number of days during which such stop order is in effect.

              Each Shareholder agrees in connection with any registration of the Company's securities that, upon request of the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in such registration), without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters.

              Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to the Shareholders whose Registrable Securities are included in any registration statement filed pursuant to this Agreement, suspend the use of a prospectus which is a part of such registration statement if, in the reasonable judgment of the Company, the Company possesses material nonpublic information and the Company determines in good faith that the disclosure of such information would have a material adverse effect on the Company or would materially and adversely affect the ability of the Company to consummate any pending strategic transaction; provided that the Company may not suspend any use of a prospectus for more than an aggregate of 90 consecutive days or for more than an aggregate of 180 days in any period of twelve consecutive months. This paragraph shall not in any way impair or limit the rights of the Shareholders to require the Company to purchase any or all of the unsold shares of BE Stock pursuant to Section 2.5.

              (d) Indemnification.

                   (i) The Company shall, to the full extent permitted by Law, indemnify and hold harmless each seller of Registrable Securities included in any registration statement filed pursuant to this Section 8.5, its directors, officers, and partners, and each other Person, if any, who controls any such seller within the meaning of the Securities Act, against any Losses to which such seller or any such director, officer, partner or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses (or claims, actions, suits, proceedings, arbitration or investigations in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in such registration statement, any preliminary prospectus, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that the Company shall not be liable in any such case to the extent that any such Loss (or any claim, action, suit, proceeding, arbitration or investigation in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such registration statement, preliminary prospectus, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to the Company for inclusion in such registration statement by the holder of the securities. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the holders of the securities or any such director, officer, partner or controlling Person, and shall survive the transfer of such securities by such holder.

                   (ii) Each Person and Shareholder whose Registrable Securities are included or are to be included in any registration statement filed pursuant to this Section 8.5, as a condition to including such holder's Registrable Securities in each registration statement, shall to the full extent permitted by Law, indemnify and hold harmless the Company, its directors and officers, and each other Person, if any, who controls the Company within the meaning of the Securities Act, against any Losses to which the Company or any such director or officer or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses (or claims, actions, suits, proceedings, arbitrations or investigations in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in any such registration statement, any preliminary prospectus, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company for inclusion in such registration statement by such seller. Notwithstanding any contrary provision of Section 11, the indemnification obligation of the Shareholders and holders of said Registrable Securities under this Section 8.5(d) shall in no way be limited to (and the Company shall not be constrained to seek in response to any failure to provide indemnity pursuant to this Section 8.5(d)) recourse against Escrowed Shares. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. Such holders shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers and directors and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to the Company.

                   (iii) Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs (i) or (ii) of this Section 8.5(d), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any Person to give notice as provided herein shall not relieve any other Person of its obligations under the preceding paragraph of this Section 8.5(d), except to the extent that such other Person is actually prejudiced by such failure. In case any such action is brought, the party obligated to indemnify pursuant to the foregoing provisions of this
Section 8.5(d) shall be entitled to participate in and, unless, in the reasonable judgment of any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party's expense. No indemnifying party shall consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation without the consent of the indemnified party. No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

                   (iv) If the indemnity and reimbursement obligation provided for in any paragraph of this Section 8.5 is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any Losses (or claims, actions, suits, proceedings, arbitrations or investigations with respect thereto) for which indemnification is provided therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such Losses (or claims, actions, suits, proceedings, arbitration or investigations) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. Notwithstanding anything herein to the contrary, no participating holder of Registrable Securities shall be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses, if any) received by such participating holder exceeds the amount of any damages that such participating holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation.



Section 9. EMPLOYEES.

         9.1 As of immediately prior to the Closing Date, Alson shall have responsibility to pay in full any otherwise eligible claims of any Shareholders or their respective Affiliates under the Employee Benefit Plans prior to the Closing Date but which have not been paid prior to the Effective Date.



Section 10. CLOSING CONDITIONS.

         10.1 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Company in writing at or prior to the Closing):

              (a) all representations and warranties of the Shareholders set forth in Section 4 shall be correct and complete (except to the extent that the aggregate of all Losses that could arise from the inaccuracy or incompleteness of any statements, individually or collectively, contained in Section 4 do not exceed One Hundred Thousand Dollars ($100,000)) at and as of the Closing Date;

              (b) the Shareholders shall have performed and complied with all of their covenants hereunder in all material respects prior to or at the Closing;

              (c) there will not be any action, suit or proceeding pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement or any Company Ancillary Agreement, (ii) cause any of the transactions contemplated by this Agreement or any Company Ancillary Agreement to be rescinded following consummation, (iii) affect materially and adversely the right of the Company following the Closing to own Alson Shares or to control Alson, or (iv) affect materially and adversely, the right of Alson to own its assets or to operate its businesses as presently operated (and no such injunction, judgment, order, decree, ruling or charge will be in effect);

              (d) the Shareholders will have obtained all consents, releases, waivers and other documentation required in order for the Shareholders to transfer and deliver all of the Alson Shares to the Company and to fulfill their other obligations hereunder;

              (e) the Shareholders' Representative shall have delivered to the Company a certificate to the effect that each of the conditions specified in
Section 10.1 above are satisfied in all respects;

              (f) Don Schoellerman shall have delivered to the Company an executed counterpart of the Consulting Agreement;

              (g) the Company shall have received the resignations, effective as of the Closing, of each of the directors, officers, signing agents and attorneys-in-fact of Alson, other than those whom the Company has specified in writing at least five business days prior to the Closing to continue in such capacities;

              (h) the Company shall have received consents, to the extent requested by Company, substantially in the form attached hereto as Exhibit D, executed by the respective spouse of each Shareholder;

              (i) Alson shall have, in all material respects, taken and accomplished all actions that Shareholders are required to cause Alson to take;

              (j) each of the Shareholders shall have executed and delivered to the Company a counterpart executed by such Shareholder of the Non-Compete and Non-Solicitation Agreement;

              (k) all actions to be taken by the Shareholders or Alson in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company;

              (l) the Shareholders shall have delivered to the Company a good standing certificate for Alson from the Secretary of State of the State of California dated within thirty (30) days of the Closing Date;

              (m) the Shareholders' Representative shall have executed and delivered to the Company the Escrow Agreement;

              (n) the Shareholders' Representative shall have delivered an opinion by Alson's counsel, in the form and substance as set forth in Exhibit E attached hereto, addressed to the Company, and dated as of the Closing Date; and

              (o) the Shareholders shall have delivered a signatory card in blank for all Alson bank accounts acceptable to each bank where Alson maintains an account.

         10.2 Conditions to Obligation of the Shareholders. The obligation of the Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Shareholders in writing prior to the Closing):

              (a) all representations and warranties of the Company set forth in
Section 5 shall be true and correct in all material respects at and as of the Closing Date;

              (b) the Company will have performed and complied with all of its covenants hereunder in all material respects prior to or at the Closing;

              (c) there will not be any action, suit or proceeding pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

              (d) There will not be any adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of the Company, which, when considered singly or in the aggregate together with all other such effects, constitutes a material adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Company taken as a whole;

              (e) the Company shall have delivered to the Shareholders' Representative a certificate to the effect that each of the conditions specified above in Section 10.2 is satisfied in all respects;

              (f) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders' Representative;

              (g) the Company shall have executed and delivered to the Shareholders' Representative the following documents which shall be dated the Effective Date:

                   (i) the Consulting Agreement;

                   (ii) the Escrow Agreement;

                   (iii) a real property lease in such form as may be agreed upon between each of Alson's landlords and the Company with respect to each location at which Alson is conducting business as of the Closing Date; and

                   (iv) evidence of wire transfers to DTC accounts of the Shareholders (or their custodian) of that portion of the BE Stock which represents $14,600,000 of the Net Consideration.

              (h) the Company shall have executed and delivered to the Escrow Agent the following documents which shall be dated the Effective Date:

                   (i) evidence of a wire transfer to a DTC account of the Escrow Agent representing that portion of the BE Stock which is to be delivered to the Escrow Agent at the Closing; and

                   (ii) the Escrow Agreement.

              (i) the Company shall have delivered an opinion of the Company's counsel, in the form and substance as set forth in Exhibit F attached hereto, addressed to the Shareholders in care of the Shareholder's Representative, and dated as of the Closing Date.



Section 11. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         11.1 Survival of Representations and Warranties. All of the representations and warranties of the Shareholders contained in Section 4 of this Agreement or in any certificate delivered by the Shareholders pursuant to this Agreement and all of the representations and warranties of the Company contained in Section 5 of this Agreement or in any certificate delivered by the Company pursuant to this Agreement will survive the Closing and continue in full force and effect until the third anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 4.2 (Authorization of Transaction), 4.4 (Capitalization), 4.13 (Title and Related Matters), shall continue in full force and effect after the expiration of the applicable statute of limitations; and (b) the representations and warranties contained in Sections 4.10 (Tax Matters) and 4.17 (Environmental Matters), or contained in any certificate delivered by the Shareholders relating thereto, and any Tax-related liabilities pursuant to Section 6 hereof shall remain in full force and effect until 30 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time. Notwithstanding the foregoing, as to any matter or claim which is based upon fraud, the representations and warranties set forth in this Agreement shall expire not earlier than upon expiration of the applicable statute of limitations. No party will be liable to another under any representation or warranty after the applicable expiration of such warranty or representation; provided, however, if a claim or notice is given under this Section 11 with respect to any representation or warranty prior to the applicable expiration date, such claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought. Any investigations made by or on behalf of any of the parties prior to the date hereof shall not affect any of the parties' obligations hereunder.

         11.2 Indemnification Provisions for Benefit of the Company. The Shareholders shall indemnify, defend and hold harmless the Company and Alson from and against the entirety of any and all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs, amounts paid in settlement, including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action (collectively, "Losses") that the Company, Alson, or any of their Affiliates, or any of their respective stockholders, directors, officers, employees and agents (collectively, the "Company Indemnified Parties"), have or reasonably shall have incurred resulting from or arising out of (a) the inaccuracy or breach of any representation or warranty made by the Shareholders, herein or in any schedule or certificate delivered in connection herewith, or
(b) nonfulfillment of any agreement or covenant of the Shareholders contained herein, or (c) any Taxes (excluding the Tax described in Section 6.3(f)(i)) imposed on or accrued by Alson for taxable periods (or portions thereof) prior to the Closing Date or on or prior to the Closing Date if the Election shall have been made by the Company, including all such Taxes as may be imposed after the Closing for periods prior to the Closing. The liability of the Shareholders hereunder shall be joint and several. Subject to Section 11.4, the liability of Shareholders pursuant to this Section 11.2 shall be limited, in the aggregate, to 25% of the Net Consideration. Subject to Section 11.4, the Shareholders will be obligated to indemnify, defend and hold harmless the Company Indemnified Parties from and against (I) all Losses inclusive of any Environmental Liabilities and Costs if the amount of Losses arising from Environmental Liabilities and Costs exceeds $250,000, notwithstanding any disclosure in the Disclosure Schedules, or (II) all Losses excluding any Environmental Liabilities and Costs if the amount of Losses other than Environmental Liabilities and Costs exceeds $100,000, in which cases the Shareholders shall be obligated to indemnify, defend and hold harmless the Company Indemnified Parties from and against 100% of such Losses (in the former case inclusive of Environmental Liabilities and Costs and including the initial $250,000, and in the latter case the indemnity being exclusive of Environmental Liabilities and Costs, but including, without limitation, the initial $100,000 of all Losses aside from Environmental Liabilities and Costs).

         11.3 Indemnification Provisions for Benefit of the Shareholders. The Company shall indemnify, defend and hold harmless the Shareholders from and against the entirety of any and all Losses that the Shareholders or their Affiliates, or any of their directors, officers, employees or agents (collectively, the "Shareholder Indemnified Parties") have or reasonably shall have incurred resulting from or arising out of (a) the inaccuracy or breath of any representation or warranty made by the Company herein or in any schedule or certificate delivered in connection herewith or (b) nonfulfillment of any agreement or covenant of the Company contained herein. The Company will be obligated to indemnify, defend and hold harmless the Shareholders from and against Losses only if the aggregate amount of such Losses exceeds $100,000 (in which case the Company shall be obligated to indemnify, defend and hold harmless the Shareholders from and against 100% of such Losses, including, without limitation, the initial $100,000).

         11.4 Exception to Limits on Indemnification. The maximum limits and the minimum threshold on the liability of Shareholders to Company Indemnified Parties set forth in Section 11.2 above shall not apply to the representations and warranties in Sections 4.2 (Authorization of Transaction), 4.4 (Capitalization), 4.13 (Title and Related Matters), 4.17 (Environmental Matters), or 4.10 (Tax Matters), any Tax-related liabilities pursuant to Section 6 hereof, and any costs or expenses, including but not limited to attorney's fees and costs, incurred by Company Indemnified Parties to enforce their rights under Section 11. The maximum limit on the liability of all of the Shareholders to Company Indemnified Parties under Section 11, when the limits in Section 11.2 are inapplicable by virtue of this Section 11.4, shall be 100% of either the Net Consideration or the Shareholders' aggregate Net Proceeds, whichever is greater. Nothing agreed between the parties shall limit or affect any rights of third parties.

         11.5 Indemnification Procedures. Except for claims for indemnification made pursuant to Section 6 hereof, to which the procedures set forth in such Section shall be applicable to the extent of any conflict herewith, if any third party notifies any party hereto (the "Indemnitee") with respect to any matter that may give rise to a claim for indemnification against the other party hereto (the "Indemnitor") under this Section 11, then the Indemnitee will notify the Indemnitor thereof promptly and in any event within 30 days after receiving any written notice from a third party; provided, that no delay on the part of the Indemnitee in notifying the Indemnitor will relieve the Indemnitor from any obligation hereunder unless, and then solely to the extent that, the Indemnitor is prejudiced thereby. Once the Indemnitee has given notice of the matter to the Indemnitor, the Indemnitee may defend against the matter in any manner it reasonably may deem appropriate. In the event the Indemnitor notifies the Indemnitee within 30 days after the date the Indemnitee has given notice of the matter that the Indemnitor is assuming the defense of such matter (a) the Indemnitor will defend the Indemnitee against the matter with counsel of its choice reasonably satisfactory to the Indemnitee, (b) the Indemnitee may retain separate counsel at its sole cost and expense (except that the Indemnitor will be responsible for the fees and expenses of such separate co-counsel as and when incurred to the extent the Indemnitee concludes in good faith that the counsel the Indemnitor has selected has a conflict of interests),
(c) the Indemnitee will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnitor (not to be withheld or delayed unreasonably) and (d) the Indemnitor will not consent to the entry of a judgment with respect to the matter or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect thereto, without the written consent of the Indemnitee (not to be withheld or delayed unreasonably). Should the Indemnitee reasonably incur Losses in advance of the conclusion of a matter, the Indemnitor shall pay or provide compensation to the Indemnitees for their Losses as and when incurred from time to time promptly after notice of an indemnified Loss if the Indemnitees undertake in writing to repay any such advances in the event that it is ultimately determined that the Indemnitee is not entitled to indemnification under the terms of this Agreement.

         11.6 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of Sections 8.3(a), (b) (c) and (d), and 11.8 of this Agreement and to enforce specifically those sections of this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

         11.7 Exclusive Remedy. Except for fraud and intentional misrepresentation, and except for equitable remedies, including injunctive relief, the parties hereto hereby acknowledge and agree that the sole and exclusive remedy of any Indemnitee from and after the Closing with respect to Losses and any and all claims for any breach or liability arising under, or in connection with, this Agreement, or otherwise relating to the subject matter of this Agreement, and the transactions contemplated hereby and thereby, shall be in accordance with, and limited by, the indemnification limiting provisions set forth in this Section 11; including the maximum limits of indemnification set forth in Section 11. The parties hereto hereby waive on behalf of each applicable Indemnitee who is a party to this Agreement, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or they have or may have against the other party(ies) to this Agreement, as the case may be, arising under or based upon any Law but only to the extent that such Law provides for greater recoveries than are permitted to an Indemnittee by
Section 11 or provides for other procedural matters so long as the Indemnitor has submitted to the procedures described in this Agreement (including without limitation, (i) any such rights, claims or causes of action arising under or based upon common law or otherwise and

(ii) any and all claims for Losses or contribution arising under any environmental law). Except to the extent necessary to maintain the express limits on indemnification, claims based upon or arising under any Law are not waived. Nothing herein constitutes any waiver not expressly and specifically set forth immediately above. Notwithstanding anything to the contrary in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement other then rescission predicated upon fraud.

         11.8 Arbitration.

              (a) Generally. Except solely as set forth in Sections 8.3(a), (b),
(c) and (d), the parties agree that when any claim or controversy that arises out of or relates to this Agreement, or the breach thereof arises, in lieu of litigation, they shall submit such claim, dispute or controversy, or difference or question to be finally settled under the Commercial Arbitration Rules ("Rules") of the Judicial Arbitration and Mediation Service (the "JAMS") by an arbitral tribunal composed of one arbitrator, who must be experienced in relevant corporate transactions, appointed by agreement of the parties in accordance with said Rules. In the event the Parties fail to agree upon an arbitrator from the first list of potential arbitrators proposed by the JAMS, the JAMS will submit a second list in accordance with said Rules. In the event the parties shall have failed to agree upon an arbitrator from said second list, the arbitrator to be selected shall be appointed by the JAMS in accordance with said Rules. If, at the time of the arbitration, the parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator shall be appointed by agreement of the parties in accordance with the foregoing procedure, or, failing such agreement, by the JAMS in accordance with said Rules. Any party may commence the foregoing arbitration proceedings by notice to all other parties.

              (b) Place of Arbitration. The venue of such arbitration shall be Orange County, California, or any other place mutually agreed to by Company and Shareholders' Representative.

              (c) Recourse to Courts. Subject to Section 11.6, the parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this Section 11.8 may be enforced in any court having jurisdiction over the award or any of the parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section 11.8 shall prevent any party from seeking interim measures of protection in the form of pre-award attachment of assets or preliminary or temporary equitable relief.

              (d) Decision of Arbitral Tribunal. In the event of a dispute between the parties hereunder, the Shareholders' Representative and the Company's representative shall each present an offer of settlement, which shall address all issues in dispute such that adoption of such offer of settlement would conclusively settle all items then in dispute. The arbitral tribunal shall not be limited in its decision to choosing one of the two offers of settlement presented to it. The decision of the arbitral tribunal shall be final and binding on the parties and non-appealable. The party whose offer of settlement is determined to have been the less fair by the arbitral tribunal shall pay all of the expenses of the arbitration, which, in the event the Shareholders are held responsible for any such expenses prior to the Escrow Termination Date, shall be subject to satisfaction by application of the Escrowed Shares pursuant to Sections 2.2 and 11.2 and Article 4 of the Escrow Agreement. Notwithstanding the above, each party shall bear his, her, its own attorney fees and costs related to any arbitration proceeding.

         11.8 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE SHAREHOLDERS, ALSON AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT HE, SHE OR IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.


Section 12. TERMINATION.

         12.1 Termination of Agreement. The parties may terminate this Agreement as provided below:

              (a) the Company and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

              (b) either the Shareholders or the Company may terminate this Agreement by giving written notice to the other at any time prior to the Closing if the Closing has not occurred on or before March 15, 2001.

         12.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 12.1, all obligations of the parties hereunder will terminate without liability of any party to the other party; provided, that the expense allocation provisions contained in Section 13.2 will survive termination and remain in full force and effect thereafter.

Section 13. MISCELLANEOUS.

         13.1 Press Releases and Announcements. No party will issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior approval of the other party; provided, that either party may make any public disclosure it believes in good faith is required by Law or by the rules and regulations of any stock exchange on which the securities of such party are listed.

         13.2 Expenses; Transfer Taxes. Each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. The Shareholders will each be responsible for the payment of all income, sales, use, transfer, documentary or stamp taxes and recording and filing fees applicable to the assignment of Alson Shares to the Company, any distributions or payments to the Shareholders in any capacity, or to any other transaction contemplated by this Agreement or any of the Ancillary Agreements.

         13.3 Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Shareholders' Representative (on behalf of all Shareholders) and the Company, or by the Shareholder to be bound and benefited thereby and the Company. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of such parties.

         13.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties that are signatories hereto and their respective successors and permitted assigns. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement or any Ancillary Agreement without the written consent of the other parties hereto provided, however, that the Company may without the written consent of Alson or the Shareholders assign its rights under this Agreement or any of the Ancillary Agreements to one or more Affiliates of the Company or to any Person acquiring all or substantially all of the stock or assets of Alson from the Company, provided that the Company shall not be relieved of any obligation assigned and assumed.

         13.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         13.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Any signature page delivered by facsimile or telecopy shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

         13.7 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         13.8 Notices. All notices, demands, requests, consents, approvals, or other communications required or permitted to be given or delivered with respect to this Agreement shall be delivered charges prepaid, receipt confirmed or return receipt requested (if available) by hand, by internationally and nationally recognized air courier service or by facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given and effective (i) if delivered by hand or by internationally or nationally recognized air courier service, when delivered to the address specified in this Section 13.8 (or in accordance with the latest unrevoked written direction from such party) or (ii) if given by facsimile when such facsimile is transmitted to the facsimile number specified in this Section 13.8. (or in accordance with the latest unrevoked written direction from such party); provided, that, appropriate confirmation is received and that any such facsimile is promptly followed by delivery of written notice delivered by hand or by internationally or nationally recognized air courier service.

                  If to the Company:
                                BE Aerospace, Inc.
                                1400 Corporate Center Way
                                Wellington, FL  33414
                                Fax no. (561) 791-3966
                                Attn:  Thomas P. McCaffrey or Edmund J. Moriarty



                  With a copy (which will not constitute notice) to:
                                Yocca, Patch & Yocca
                                19900 MacArthur Blvd., Suite 650
                                Irvine, California  92612
                                Fax no. (949) 253-0870
                                Attn: Ryan M. Patch/ Nicholas J. Yocca

                  If to Alson or the Shareholders:
                                Jack Schoellerman
                                Shareholders' Representative
                                2030 Main Street, Suite 1600
                                Irvine, California  92614-7240
                                Facsimile Number:  (949) 660-6096

                  With a copy (which will not constitute notice) in either case to: Gibson, Dunn & Crutcher LLP
                                      4 Park Plaza
                                      Irvine, California 92614-8557
                                      Facsimile Number: (949) 451-4220
                                      Attn: Thomas D. Magill


or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

         13.9 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Shareholders and the Company and their respective successors and permitted assigns.

         13.10 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties (whether written or oral) that may have related in any way to the subject matter hereof.

         13.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including" without limitations and is intended by the parties to be by way of example rather than limitation.

         13.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         13.14 Shareholders' Representative. Each Shareholder hereby irrevocably constitutes and appoints the Shareholder Representative as the Shareholder's attorney in fact and agent, with full power of substitution, to act in the Shareholders' name, place and stead and do any and all things that the Shareholder could do if present including, but not limited to, executing, delivering, and performing this Agreement, the Escrow Agreement, the Custody Agreement, and any and all documents ancillary to this Agreement or any amendment or supplement to this Agreement, to give receipts on behalf of the Shareholder, and to execute and deliver share certificates and stock powers or assignments. All persons dealing with the Attorney-in-Fact in such capacity may rely and act upon any writing believed by them in good faith to be genuine and to have been signed by the Attorney-in-Fact.

         13.15 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUC- TION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF CALIFORNIA.

         IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.

                                     BE AEROSPACE, INC.

                                     By:  /s/ Jeffrey Holtzman
                                        ----------------------------------------
                                     Name:    Jeffrey Holtzman
                                          --------------------------------------
                                     Title:   Vice President
                                           -------------------------------------



                                     ALSON INDUSTRIES, INC.

                                     By:  /s/ A.L. Schoellerman
                                        ----------------------------------------
                                     Name:    A.L. Schoellerman
                                          --------------------------------------
                                     Title:   President
                                           -------------------------------------

SHAREHOLDERS:

/s/ Donald L. Schoellerman                      /s/ Jack L. Schoellerman
-----------------------------------  -------------------------------------------
Name:  Donald L. Schoellerman, an    Name:  Jack L. Schoellerman 1999 Children's
individual                           Trust No. 2
                                     Trustee:  Jack L. Schoellerman

/s/ Jack L. Schoellerman                        /s/ Jack L. Schoellerman
-----------------------------------  -------------------------------------------
Name: Jack L. Schoellerman 1999      Name: Donald L. Schoellerman 1999
Children's Trust No. 1               Children's Trust No. 2
Trustee:  Jack L. Schoellerman       Trustee:  Jack L. Schoellerman

/s/ Jack L. Schoellerman                        /s/ Jack L. Schoellerman
-----------------------------------  -------------------------------------------
Name: Donald L. Schoellerman 1999    Name:  Patricia A. Schoellerman 1999
Children's Trust No. 1               Children's Trust No. 2
Trustee:  Jack L. Schoellerman       Trustee:  Jack L. Schoellerman

/s/ Jack L. Schoellerman                        /s/ Jack L. Schoellerman
-----------------------------------  -------------------------------------------
Name: Patricia A. Schoellerman 1999  Name:  Cheryl A. Schoellerman 1999
Children's Trust No. 1               Children's Trust No. 2
Trustee:  Jack L. Schoellerman       Trustee:  Jack L. Schoellerman

/s/ Jack L. Schoellerman
-----------------------------------
Name:  Cheryl A. Schoellerman 1999
Children's Trust No. 1
Trustee:  Jack L. Schoellerman